Exhibit 4.4

DESCRIPTION OF SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

EXHIBIT TABLE OF CONTENTS

Overview	1
Authorized Capital Stock	3
Description of Common Stock	4
Series A Depositary Shares and Series A Preferred Stock	5
Description of Series B Depositary Shares and Series B Preferred Stock	6
Description of Series C Depositary Shares and Series C Preferred Stock	16
Description of Series D Depositary Shares and Series D Preferred Stock	26
Description of Series E Depositary Shares and Series E Preferred Stock	37
Description of Series F Depositary Shares and Series F Preferred Stock	45
Ranking of the Outstanding Preferred Series with respect to Each Other	53
Other Depositary Share Matters	53
Charter and Bylaw Provisions which Might Operate to Deter a Change in Control Event	53

Overview
At July 31, 2021, First Horizon Corporation (“First Horizon”) had registered the following securities under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):
(1)First Horizon’s common stock, par value $0.625 per share (“Common Stock”);
(2)First Horizon’s depositary shares (“Series B Depositary Shares”), each representing a 1/400th interest in a share of First Horizon’s 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”);
(3)First Horizon’s depositary shares (“Series C Depositary Shares”), each representing a 1/400th interest in a share of First Horizon’s 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”);
(4)First Horizon’s depositary shares (“Series D Depositary Shares”), each representing a 1/400th interest in a share of First Horizon’s 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Preferred Stock”);
(5)First Horizon’s depositary shares (“Series E Depositary Shares”), each representing a 1/4,000th interest in a share of First Horizon’s Non-Cumulative Perpetual Preferred Stock, Series E (“Series E Preferred Stock”); and

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(6)First Horizon’s depositary shares (“Series F Depositary Shares”), each representing a 1/4,000th interest in a share of First Horizon’s Non-Cumulative Perpetual Preferred Stock, Series F (“Series F Preferred Stock”).
The description of securities in this exhibit is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to First Horizon’s Amended and Restated Charter (the “Charter”) and First Horizon’s Bylaws (the “Bylaws”). The most recent version of the Charter is exhibit 3.1 to First Horizon’s Current Report on Form 8-K filed July 30, 2021, and the most recent version of the Bylaws is exhibit 3.1 to First Horizon’s Current Report on Form 8-K filed December 1, 2020. First Horizon’s Charter and Bylaws are subject to, and governed by, the laws of Tennessee, including especially the Tennessee Business Corporation Act (the “TCBA”), Title 48 of the Tennessee Code, chapters 11 through 27. In addition:
•The description of First Horizon’s Series B Depositary Shares is subject to and qualified in its entirety by reference to a Deposit Agreement, dated as of July 1, 2020 (the “Series B Deposit Agreement”), by and among First Horizon, Equiniti Trust Company, as depositary (the “Series B Depositary”), and the holders from time to time of depositary receipts described therein, which is exhibit 4.1 to First Horizon’s Current Report on Form 8-K filed on July 2, 2020 (“First Horizon’s 7-2-20 8-K”).
•The description of First Horizon’s Series C Depositary Shares is subject to and qualified in its entirety by reference to a Deposit Agreement, dated as of July 1, 2020 (the “Series C Deposit Agreement”), by and among First Horizon, Equiniti Trust Company, as depositary (the “Series C Depositary”), and the holders from time to time of depositary receipts described therein, which is exhibit 4.2 to First Horizon’s 7-2-20 8-K.
•The description of First Horizon’s Series D Depositary Shares is subject to and qualified in its entirety by reference to a Deposit Agreement, dated as of July 1, 2020 (the “Series D Deposit Agreement”), by and among First Horizon, Equiniti Trust Company, as depositary (the “Series D Depositary”), and the holders from time to time of depositary receipts described therein, which is exhibit 4.3 to First Horizon’s 7-2-20 8-K.
•The description of First Horizon’s Series E Depositary Shares is subject to and qualified in its entirety by reference to a Deposit Agreement, dated as of May 28, 2020 (the “Series E Deposit Agreement”), by and among First Horizon, Equiniti Trust Company, as depositary (the “Series E Depositary”), and the holders from time to time of depositary receipts described therein, which is exhibit 4.1 to First Horizon’s Current Report on Form 8-K filed on May 28, 2020.
•The description of First Horizon’s Series F Depositary Shares is subject to and qualified in its entirety by reference to a Deposit Agreement, dated as of May 3, 2021 (the “Series F Deposit Agreement”), by and among First Horizon, Equiniti Trust Company, as depositary (the “Series F Depositary”), and the holders from time to time of depositary receipts described therein, which is exhibit 4.1 to First Horizon’s Current Report on Form 8-K filed on May 3, 2021.
Historical Note Regarding Corporate Name Change
First Horizon was formerly known as First Horizon National Corporation. First Horizon changed its corporate name to First Horizon Corporation late in 2020. Many of the agreements and other documents mentioned above and elsewhere in this exhibit used the former name and have not been restated to use First Horizon’s current name.

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Authorized Capital Stock
At July 31, 2021, First Horizon’s authorized capital shares consist of 700,000,000 shares of Common Stock and 5,000,000 shares of preferred stock without par value (“Preferred Stock”).
First Horizon’s Board of directors is authorized to create one or more series of preferred stock from the amount authorized and, for each series, to fix the powers (including voting power), designations, preferences, and relative, participating, optional, or other special rights along with any qualifications, limitations, or restrictions. At July 31, 2021, five series were actively designated, consisting of:
•8,625 shares of Series B Preferred Stock, liquidation preference $10,000 per share, of which 8,000 shares are outstanding;
•5,750 shares of Series C Preferred Stock, liquidation preference $10,000 per share, of which 5,750 shares are outstanding;
•10,000 shares of Series D Preferred Stock, liquidation preference $10,000 per share, of which 10,000 shares are outstanding;
•1,500 shares of Series E Preferred Stock, liquidation preference $100,000 per share, of which 1,500 shares are outstanding; and
•1,500 shares of Series F Preferred Stock, liquidation preference $100,000 per share, of which 1,500 shares are outstanding.
The outstanding shares of First Horizon’s Common Stock and Preferred Stock are fully paid and nonassessable.
Historical Note Regarding Series A Preferred Stock and Series A Depositary Shares
In 2013, First Horizon designated 1,000 shares of Non-Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”), liquidation preference $100,000 per share, and issued all 1,000 shares. All shares of Series A Preferred Stock were deposited with a depositary, which issued 4,000,000 depositary shares (“Series A Depositary Shares”), each representing a 1/4,000th interest in a share of Series A Preferred Stock.
Effective July 10, 2021, all 1,000 shares of Series A Preferred Stock were redeemed and became available for future designation and issuance. The redemption of the Series A Preferred Stock triggered the redemption of all 4,000,000 Series A Depositary Shares.
All Series of Preferred Stock designated and issued before the Series A Preferred Stock was redeemed (B, C, D, E, and F) refer to the Series A Preferred Stock in some manner. Those references remain in First Horizon’s Charter and are retained in the descriptions in this document, but now are moot in all practical respects.

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Description of Common Stock
Voting Rights
Holders of Common Stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. First Horizon’s Common Stock does not have cumulative voting rights.
Dividend Rights
Subject to the rights of holders of outstanding shares of Preferred Stock, the holders of Common Stock are entitled to receive dividends, if any, as may be declared from time to time by First Horizon’s Board of directors in its discretion out of funds legally available for the payment of dividends.
Each outstanding Series of First Horizon’s preferred stock (B, C, D, E, and F) limits First Horizon’s ability to declare or pay dividends on, or purchase, redeem or otherwise acquire, shares of Common Stock in the event that First Horizon’s Board of directors does not declare and pay (or set aside) dividends on that Series of Preferred Stock.
Liquidation Rights
Subject to any preferential rights of outstanding shares of Preferred Stock, holders of Common Stock will share ratably in all assets legally available for distribution to First Horizon’s common stockholders in the event of dissolution.
Other Rights and Preferences
First Horizon’s Common Stock has no sinking fund or redemption provisions, and no preemptive, conversion, or exchange rights.
Listing
First Horizon’s Common Stock is listed on the New York Stock Exchange LLC under the symbol FHN.

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Series A Depositary Shares and Series A Preferred Stock
As mentioned above, in 2013, First Horizon designated 1,000 shares of Series A Preferred Stock, liquidation preference $100,000 per share, and issued all 1,000 shares. All shares of Series A Preferred Stock were deposited with a depositary, which issued 4,000,000 Series A Depositary Shares, each representing a 1/4,000th interest in a share of Series A Preferred Stock.
Effective July 10, 2021, all 1,000 shares of Series A Preferred Stock were redeemed and became available for future designation and issuance. The redemption of the Series A Preferred Stock triggered the redemption of all 4,000,000 Series A Depositary Shares. At July 31, 2021, no Series A Preferred Stock was designated, no Series A Preferred Stock shares were outstanding, and no Series A Depositary Shares were outstanding.

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Description of Series B Depositary Shares and Series B Preferred Stock
Relationship of Depositary Shares to Preferred Stock
First Horizon’s Board has designated 8,625 shares of Series B Preferred Stock, of which 8,000 have been issued, all of which are held by the Series B Depositary under the Series B Deposit Agreement. The Series B Depositary has issued 3,200,000 Series B Depositary Shares, which are evidenced by depositary receipts. Each Series B Depositary Share represents a 1/400th ownership interest in one share of Series B Preferred Stock held by the Series B Depositary. The holders of the Series B Depositary Shares, pro-rata through the Series B Depositary, may exercise, receive, and enjoy all the rights of the underlying Series B Preferred Stock.
The number of designated shares of Series B Preferred Stock may be increased by action of First Horizon’s Board without the consent of the current holder of Series B Preferred Stock or the holders of the Series B Depositary Shares.
Ranking
With respect to the payment of dividends and distributions upon First Horizon’s liquidation, dissolution or winding up, the Series B Preferred Stock will rank (i) senior to First Horizon’s Common Stock and any other class or series of preferred stock that by its terms ranks junior to the Series B Preferred Stock, (ii) equally with the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and any future series of preferred stock that First Horizon may issue that does not by its terms provide for a junior ranking and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that expressly provides in the articles of amendment creating such preferred stock that such series ranks senior to the Series B Preferred Stock (subject to any requisite consents prior to issuance).
The Series B Preferred Stock is not secured, is not guaranteed by First Horizon or any of its affiliates, and is not subject to any other arrangement that legally or economically enhances the ranking of the Series B Preferred Stock.
See also “Ranking of the Five Outstanding Preferred Series with respect to Each Other” on page 50 of this Exhibit.
Voting Rights—Series B Depositary Shares
Because each Series B Depositary Share represents a 1/400th ownership interest in a share of Series B Preferred Stock, holders of Series B Depositary Shares will be entitled to 1/400th of a vote per Series B Depositary Share under those limited circumstances in which holders of the Series B Preferred Stock are entitled to vote.
When the Series B Depositary receives notice of any meeting at which the holders of the Series B Preferred Stock are entitled to vote, the Series B Depositary will provide the information contained in the notice to the record holders of the Series B Depositary Shares relating to the Series B Preferred Stock. Each record holder of Series B Depositary Shares on the record date, which will be the same date as the record date for the Series B Preferred Stock, may instruct the Series B Depositary to vote the amount of the Series B Preferred Stock represented by the holder’s Series B Depositary Shares. To the extent possible, the Series B Depositary will vote the amount of the Series B Preferred Stock represented by Series B Depositary Shares in accordance with the instructions it receives. First Horizon has agreed to take all reasonable actions that the Series B Depositary determines are necessary to enable the Series B Depositary to vote as instructed. If the Series B Depositary does not receive specific instructions from the holders of any Series B Depositary Shares representing the Series B Preferred Stock, it will abstain from

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voting with respect to such Shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).
Voting Rights—Series B Preferred Stock
Registered owners of Series B Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by applicable law.
Whenever dividends payable on the Series B Preferred Stock or any other class or series of preferred stock ranking equally with the Series B Preferred Stock, including the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three or more semi-annual or six or more quarterly Dividend Periods, as applicable, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series B Preferred Stock voting as a class with holders of shares of any other series of First Horizon preferred stock ranking equally with the Series B Preferred Stock, including the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of First Horizon board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of First Horizon Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series B Preferred Stock are entitled to vote as described in this paragraph, the number of members of the First Horizon board of directors at the time will be increased by two directors, and the holders of the Series B Preferred Stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series B Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for First Horizon’s next annual or special meeting of the stockholders, in which event such election shall be held at such next annual or special meeting of the stockholders), provided that the election of any Preferred Stock Directors shall not cause First Horizon to violate the corporate governance requirements of the NYSE (or any other exchange on which First Horizon’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the First Horizon board of directors include more than two Preferred Stock Directors.
When First Horizon has paid full dividends on the Series B Preferred Stock for the equivalent of at least two semi-annual or four quarterly Dividend Periods, as applicable, following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.
Upon termination of the right of the holders of the Series B Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately. Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series B Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in this section.
Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting

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securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over First Horizon, will be subject to regulation as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). In addition, at the time a Series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that Series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that Series.
So long as any shares of Series B Preferred Stock remain outstanding, First Horizon will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series B Preferred Stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series B Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series B Preferred Stock remain outstanding, First Horizon will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series B Preferred Stock, amend, alter or repeal any provision of the Articles of Amendment or First Horizon’s charter, including by merger, consolidation or otherwise, so as to adversely affect the powers, preferences or special rights of the Series B Preferred Stock.
Notwithstanding the foregoing, none of the following will be deemed to adversely affect the powers, preferences or special rights of the Series B Preferred Stock: any increase in the amount of authorized Common Stock or authorized Preferred Stock, or any increase or decrease in the number of shares of any series of preferred stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series B Preferred Stock as to dividends or distribution of assets upon First Horizon’s liquidation, dissolution or winding up; a merger or consolidation of First Horizon with or into another entity in which the shares of the Series B Preferred Stock remain outstanding; and a merger or consolidation of First Horizon with or into another entity in which the shares of the Series B Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series B Preferred Stock.
Voting Rights under Tennessee Law
Under current provisions of the TBCA, holders of the Series B Preferred Stock are entitled to vote separately as a class on certain amendments to the First Horizon charter that would impact the Series B Preferred Stock.
Dividend Rights—Series B Depositary Shares
Each dividend payable on a Series B Depositary Share will be in an amount equal to 1/400th of the dividend declared and payable on each share of Series B Preferred Stock.
The Series B Depositary will distribute all dividends and other cash distributions received on the Series B Preferred Stock to the holders of record of the Series B Depositary Shares in proportion to the number of Series B Depositary Shares held by each holder. In the event of a distribution other than in cash, the Series B Depositary will distribute property received by it to the holders of record of the Series B Depositary Shares in proportion to the number of Series B Depositary Shares held by each holder, unless the Series B Depositary determines that this distribution is not feasible, in which case the Series B Depositary may, with First Horizon’s approval, adopt a method of distribution that it deems equitable and

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practicable, including the sale of the property (in a commercially reasonable manner) and distribution of the net proceeds of that sale to the holders of the Series B Depositary Shares.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the Series B Depositary will round that amount up to the next highest whole cent and will request that First Horizon pay the resulting additional amount to the Series B Depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the Series B Depositary will disregard that fractional amount and add such amount to, and treat it as a part of, the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the Series B Depositary Shares will be the same as the corresponding record dates for the Series B Preferred Stock.
The amount paid as dividends or otherwise distributable by the Series B Depositary with respect to the Series B Depositary Shares or the underlying Series B Preferred Stock will be reduced by any amounts required to be withheld by First Horizon or the Series B Depositary on account of taxes or other governmental charges. The Series B Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Series B Depositary Shares or the shares of the Series B Preferred Stock until such taxes or other governmental charges are paid.
Dividend Rights—Series B Preferred Stock
Holders of the Series B Preferred Stock will be entitled to receive, only when, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), out of assets legally available under applicable law for payment, noncumulative cash dividends based on the liquidation preference of $10,000 per share of Series B Preferred Stock, and no more, at a rate equal to (1) 6.625% per annum (equivalent to $1.65625 per Series B Depositary Share per annum), for each semi-annual Dividend Period occurring from, and including, the original issue date of the Series B Preferred Stock to, but excluding, August 1, 2025 (the “Fixed Rate Period”), and (2) thereafter, three-month LIBOR plus a spread of 426.2 basis points per annum, for each quarterly Dividend Period beginning August 1, 2025 (the “Floating Rate Period”). A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will be the period from, and including, the last dividend payment date prior to the closing.
When, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), during the Fixed Rate Period, First Horizon will pay cash dividends on the Series B Preferred Stock semi-annually, in arrears, on February 1 and August 1 of each year (each such date, a “Fixed Period Dividend Payment Date”), beginning on February 1, 2016, and, when, as and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), during the Floating Rate Period, First Horizon will pay cash dividends on the Series B Preferred Stock quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year, beginning on November 1, 2025 (each such date, a “Floating Period Dividend Payment Date,” and together with the Fixed Period Dividend Payment Dates, the “Dividend Payment Dates”). First Horizon will pay cash dividends to the holders of record of shares of the Series B Preferred Stock as they appear on the First Horizon stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.
If any Dividend Payment Date on or prior to August 1, 2025 is a day that is not a business day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the

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immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after August 1, 2025 is a day that is not a business day, then the Dividend Payment Date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a business day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A “business day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).
First Horizon will calculate dividends on the Series B Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. First Horizon will calculate dividends on the Series B Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series B Preferred Stock will cease to accumulate after the redemption date, as described below under “Maturity and Redemption—Series B Preferred Stock,” unless First Horizon defaults in the payment of the redemption price of the shares of the Series B Preferred Stock called for redemption.
Dividends on the Series B Preferred Stock will not be cumulative or mandatory. If the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) does not declare a dividend on the Series B Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accumulate, and First Horizon will have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series B Preferred Stock or any other series of First Horizon Preferred Stock or Common Stock are declared for any future Dividend Period.
Dividends on the Series B Preferred Stock will accumulate from the original issue date at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share (equivalent to $25 per Series B Depositary Share). If First Horizon issues additional shares of the Series B Preferred Stock, dividends on those additional shares will accumulate from the original issue date of those additional shares at the then applicable dividend rate.
The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “dividend determination date” for the relevant Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Once the dividend rate for the Series B Preferred Stock is determined, the calculation agent will deliver that information to First Horizon and the transfer agent. Absent manifest error, the calculation agent’s determination of the dividend rate for a Dividend Period for the Series B Preferred Stock will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date.
If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with First Horizon, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month

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deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with First Horizon will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.
Priority Regarding Dividends
So long as any share of Series B Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan), (2) no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by First Horizon, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by First Horizon and (3) no shares of Parity Stock (as defined below) will be repurchased, redeemed or otherwise acquired for consideration by First Horizon (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series B Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series B Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of First Horizon Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of First Horizon’s employment, severance, or consulting agreements) of First Horizon’s or of any of First Horizon’s subsidiaries.
Except as described below, for so long as any share of Series B Preferred Stock remains outstanding, First Horizon will not declare, pay, or set aside for payment full dividends on any Parity Stock unless First Horizon has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that First Horizon declares dividends on the Series B Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, First Horizon will allocate the dividend payments on a pro rata basis among the holders of the shares of Series B Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, First Horizon will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series B Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the

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accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of noncumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest will be payable in respect of any dividend payment on Series B Preferred Stock that may be in arrears.
As used in this section, “Junior Stock” means First Horizon Common Stock and any other class or series of First Horizon capital stock over which the Series B Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, and “Parity Stock” means the Series A Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and any other class or series of First Horizon capital stock that ranks on a par with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, which includes any class or series of First Horizon stock hereafter authorized that ranks on a par with the Series B Preferred Stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up.
Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), may be declared and paid on First Horizon Common Stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series B Preferred Stock will not be entitled to participate in those dividends.
Maturity and Redemption—Series B Depositary Shares
If First Horizon redeems the Series B Preferred Stock, in whole or in part, Series B Depositary Shares also will be redeemed with the proceeds received by the Series B Depositary from the redemption of the Series B Preferred Stock held by the Series B Depositary. The redemption price per Series B Depositary Shares will be 1/400th of the redemption price per share payable with respect to the Series B Preferred Stock (or $25 per Series B Depositary Share), plus, as applicable, any accumulated and unpaid dividends on the shares of the Series B Preferred Stock called for redemption for the then-current dividend period to, but excluding, the redemption date, without accumulation of any undeclared dividends.
If First Horizon redeems shares of the Series B Preferred Stock held by the Series B Depositary, the Series B Depositary will redeem, as of the same redemption date, the number of Series B Depositary Shares representing those shares of the Series B Preferred Stock so redeemed. If First Horizon redeems less than all of the outstanding Series B Depositary Shares, the Series B Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the Series B Depositary will redeem Series B Depositary Shares only in increments of 400 Depositary Shares and multiples thereof. The Series B Depositary will provide notice of redemption to record holders of the Series B Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable series of Series B Preferred Stock and the Series B Depositary Shares.
Maturity and Redemption—Series B Preferred Stock
The Series B Preferred Stock is perpetual and has no maturity date. The Series B Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision.
Neither the holders of Series B Preferred Stock nor the holders of the Series B Depositary Shares have the right to require the redemption or repurchase of the Series B Preferred Stock. In addition, under the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, any redemption of the Series B Preferred Stock is subject to prior approval of the Federal Reserve Board.
Optional Redemption
First Horizon may redeem the Series B Preferred Stock, in whole or in part, at First Horizon’s option, for cash, on any Dividend Payment Date on or after August 1, 2025, with not less than 30 days’ and not more

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than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series B Preferred Stock on and after the redemption date.
Redemption Following a Regulatory Capital Event
First Horizon may redeem the Series B Preferred Stock, in whole but not in part, at First Horizon’s option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by First Horizon that, as a result of any: amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series B Preferred Stock; proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series B Preferred Stock there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation value of the Series B Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series B Preferred Stock is outstanding. Dividends will not accumulate on the shares of Series B Preferred Stock on and after the redemption date.
Redemption Price
The redemption price for any redemption of Series B Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $10,000 per share of Series B Preferred Stock (equivalent to $25 per Series B Depositary Share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.
Redemption Procedures
If First Horizon elects to redeem any shares of Series B Preferred Stock, First Horizon will provide notice to the holders of record of the shares of Series B Preferred Stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series B Preferred Stock or the Series B Depositary Shares are held in book-entry form through The Depository Trust Company (“DTC”), First Horizon may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series B Preferred Stock designated for redemption will not affect the redemption of any other shares of Series B Preferred Stock. Each notice of redemption shall state: the redemption date; the redemption price; if fewer than all shares of Series B Preferred Stock are to be redeemed, the number of shares of Series B Preferred Stock to be redeemed; and the manner in which holders of Series B Preferred Stock called for redemption may obtain payment of the redemption price in respect to those shares.
If notice of redemption of any shares of Series B Preferred Stock has been given and if the funds necessary for such redemption have been set aside by First Horizon in trust for the benefit of the holders of any shares of Series B Preferred Stock so called for redemption, then from and after the redemption date such shares of Series B Preferred Stock will no longer be deemed outstanding, all dividends with

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respect to such shares of Series B Preferred Stock shall cease to accumulate after the redemption date and all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Series B Preferred Stock at the time outstanding, the shares of Series B Preferred Stock to be redeemed will be selected either pro rata or by lot or in such other manner as the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) determines to be fair and equitable. Subject to the provisions set forth in this section, the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) will have the full power and authority to prescribe the terms and conditions upon which shares of Series B Preferred Stock may be redeemed from time to time.
Liquidation Rights
Upon First Horizon’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series B Preferred Stock are entitled to be paid out of First Horizon assets legally available for distribution to First Horizon shareholders, before any distribution of assets is made to holders of or any other Junior Stock, a liquidating distribution in the amount of a liquidation common stock preference of $10,000 per share (equivalent to $25 per Series B Depositary Share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Stock will have no right or claim to any of First Horizon’s remaining assets.
Distributions will be made only to the extent that First Horizon assets are available after satisfaction of all liabilities to depositors, and creditors and subject to the rights of holders of any securities ranking senior to the Series B Preferred Stock. If First Horizon’s remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series B Preferred Stock and all Parity Stock, then First Horizon will distribute First Horizon’s assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.
First Horizon’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of First Horizon’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If First Horizon enters into any merger or consolidation transaction with or into any other entity and First Horizon is not the surviving entity in such transaction, the Series B Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series B Preferred Stock.
Because First Horizon is a holding company, First Horizon’s rights and the rights of First Horizon’s creditors and First Horizon’s stockholders, including the holders of the Series B Preferred Stock, to participate in the distribution of assets of any of First Horizon’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that First Horizon is a creditor with recognized claims against that subsidiary. In addition, holders of the Series B Preferred Stock (and of Series B Depositary Shares) may be fully subordinated to interests held by the U.S. Government in the event First Horizon enters into a receivership, insolvency, liquidation or similar proceeding.
No Preemptive or Conversion Rights
Holders of the Series B Preferred Stock do not have preemptive rights. The Series B Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of capital stock or other

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securities of First Horizon, nor convertible into or exchangeable for any other of First Horizon’s property, interests or securities.
Listing
Series B Depositary Shares are listed on the New York Stock Exchange LLC under the trading symbol FHN PR B. The Series B Preferred Stock is not listed on any exchange, and is not registered under the Securities Exchange Act of 1934.

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Description of Series C Depositary Shares and Series C Preferred Stock
Relationship of Depositary Shares to Preferred Stock
First Horizon’s Board has designated 5,750 shares of Series C Preferred Stock, of which all have been issued and are held by the Series C Depositary under the Series C Deposit Agreement. The Series C Depositary has issued 2,300,000 Series C Depositary Shares, which are evidenced by depositary receipts. Each Series C Depositary Share represents a 1/400th ownership interest in one share of Series C Preferred Stock held by the Series C Depositary. The holders of the Series C Depositary Shares, pro-rata through the Series C Depositary, may exercise, receive, and enjoy all the rights of the underlying Series C Preferred Stock.
The number of designated shares of Series C Preferred Stock may be increased by action of First Horizon’s Board without the consent of the current holder of Series C Preferred Stock or the holders of the Series C Depositary Shares.
Ranking
With respect to the payment of dividends and distributions upon First Horizon’s liquidation, dissolution or winding up, the Series C Preferred Stock will rank (i) senior to First Horizon Common Stock and any other class or series of preferred stock that by its terms ranks junior to the Series C Preferred Stock, (ii) equally with the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock, and any existing or future series of preferred stock that does not by its terms provide for a junior ranking, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of preferred stock that expressly provides in the Articles of Amendment creating such preferred stock that such series ranks senior to the Series C Preferred Stock (subject to any requisite consents prior to issuance).
The Series C Preferred Stock is not secured, is not guaranteed by First Horizon or any of its affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series C Preferred Stock.
See also “Ranking of the Five Outstanding Preferred Series with respect to Each Other” on page 50 of this Exhibit.
Voting Rights—Series C Depositary Shares
Because each Series C Depositary Share represents a 1/400th ownership interest in a share of Series C Preferred Stock, holders of Series C Depositary Shares will be entitled to 1/400th of a vote per Series C Depositary Share under those limited circumstances in which holders of the Series C Preferred Stock are entitled to vote.
When the Series C Depositary receives notice of any meeting at which the holders of the Series C Preferred Stock are entitled to vote, the Series C Depositary will provide the information contained in the notice to the record holders of the Series C Depositary Shares relating to the Series C Preferred Stock. Each record holder of Series C Depositary Shares on the record date, which will be the same date as the record date for the Series C Preferred Stock, may instruct the Series C Depositary to vote the amount of the Series C Preferred Stock represented by the holder’s Series C Depositary Shares. To the extent possible, the Series C Depositary will vote the amount of the Series C Preferred Stock represented by Series C Depositary Shares in accordance with the instructions it receives. First Horizon has agreed to take all reasonable actions that the Series C Depositary determines are necessary to enable the Series C Depositary to vote as instructed. If the Series C Depositary does not receive specific instructions from the holders of any Series C Depositary Shares representing the Series C Preferred Stock, it will abstain from

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voting with respect to such Shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).
Voting Rights—Series C Preferred Stock
Registered owners of Series C Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by applicable law.
Whenever dividends payable on the Series C Preferred Stock or any other class or series of preferred stock ranking equally with the Series C Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least six or more quarterly Dividend Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series C Preferred Stock voting as a class with holders of shares of any other series of First Horizon preferred stock ranking equally with the Series C Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of the First Horizon board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of First Horizon Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series C Preferred Stock are entitled to vote as described in this paragraph, the number of members of the First Horizon board of directors at the time will be increased by two directors, and the holders of the Series C Preferred Stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series C Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for First Horizon’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause First Horizon to violate the corporate governance requirements of the NYSE (or any other exchange on which First Horizon’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the First Horizon board of directors include more than two Preferred Stock Directors.
When First Horizon has paid full dividends on the Series C Preferred Stock for the equivalent of at least four quarterly Dividend Periods following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.
Upon termination of the right of the holders of the Series C Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately.
Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series C Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in this section.
Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting

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securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over First Horizon, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time a Series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that Series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that Series.
So long as any shares of preferred stock remain outstanding, First Horizon will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series C Preferred Stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series C Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series C Preferred Stock remain outstanding, First Horizon will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series C Preferred Stock, amend, alter or repeal any provision of the Articles of Amendment or the First Horizon charter, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series C Preferred Stock.
Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series C Preferred Stock: any increase in the amount of authorized Common Stock or authorized Preferred Stock, or any increase or decrease in the number of shares of any series of Preferred Stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series C Preferred Stock as to dividends or distribution of assets upon First Horizon’s liquidation, dissolution or winding up; a merger or consolidation of First Horizon with or into another entity in which the shares of the Series C Preferred Stock remain outstanding; and a merger or consolidation of First Horizon with or into another entity in which the shares of the Series C Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity and such new preference securities have powers, preferences and special rights that are not materially less favorable than the Series C Preferred Stock.
Voting Rights under Tennessee Law
Under current provisions of the TBCA, holders of the Series C Preferred Stock are entitled to vote separately as a class on certain amendments to the First Horizon charter that would impact the Series C Preferred Stock.
Dividend Rights—Series C Depositary Shares
Each dividend payable on a Series C Depositary Share will be in an amount equal to 1/400th of the dividend declared and payable on each share of Series C Preferred Stock.
The Series C Depositary will distribute all dividends and other cash distributions received on the Series C Preferred Stock to the holders of record of the Series C Depositary Shares in proportion to the number of Series C Depositary Shares held by each holder. In the event of a distribution other than in cash, the Series C Depositary will distribute property received by it to the holders of record of the Series C Depositary Shares in proportion to the number of Series C Depositary Shares held by each holder, unless the Series C Depositary determines that this distribution is not feasible, in which case the Series C Depositary may, with First Horizon’s approval, adopt a method of distribution that it deems equitable and

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practicable, including the sale of the property (in a commercially reasonable manner) and distribution of the net proceeds of that sale to the holders of the Series C Depositary Shares.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the Series C Depositary will round that amount up to the next highest whole cent and will request that First Horizon pay the resulting additional amount to the Series C Depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the Series C Depositary will disregard that fractional amount and add such amount to, and treat it as a part of, the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the Series C Depositary Shares will be the same as the corresponding record dates for the Series C Preferred Stock.
The amount paid as dividends or otherwise distributable by the Series C Depositary with respect to the Series C Depositary Shares or the underlying Series C Preferred Stock will be reduced by any amounts required to be withheld by First Horizon or the Series C Depositary on account of taxes or other governmental charges. The Series C Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Series C Depositary Shares or the shares of the Series C Preferred Stock until such taxes or other governmental charges are paid.
Dividend Rights—Series C Preferred Stock
Holders of the Series C Preferred Stock will be entitled to receive, only when, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), out of assets legally available under applicable law for payment, noncumulative cash dividends based on the liquidation preference of $10,000 per share of Series C Preferred Stock, and no more, at a rate equal to (1) 6.60% per annum (equivalent to $1.65 per Series C Depositary Share per annum), for each quarterly Dividend Period occurring from, and including, the original issue date of the Series C Preferred Stock to, but excluding, May 1, 2026 (the “Fixed Rate Period”), and (2) thereafter, three-month LIBOR plus a spread of 492 basis points per annum, for each quarterly Dividend Period beginning May 1, 2026 (the “Floating Rate Period”). A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will be the period from, and including, the last dividend payment date prior to the closing.
When, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), First Horizon will pay cash dividends on the Series C Preferred Stock quarterly, in arrears, on February 1, May 1, August 1 and November 1 of each year (each such date, a “Dividend Payment Date”), beginning on the first Dividend Payment Date after completion of the merger. First Horizon will pay cash dividends to the holders of record of shares of the Series C Preferred Stock as they appear on First Horizon’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.
If any Dividend Payment Date on or prior to May 1, 2026 is a day that is not a business day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after May 1, 2026 is a day that is not a business day, then the Dividend Payment Date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a business day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A

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“business day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day (as defined below).
First Horizon will calculate dividends on the Series C Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. First Horizon will calculate dividends on the Series C Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series C Preferred Stock will cease to accumulate after the redemption date, as described below under “Maturity and Redemption—Series C Preferred Stock,” unless First Horizon defaults in the payment of the redemption price of the shares of the Series C Preferred Stock called for redemption.
Dividends on the Series C Preferred Stock will not be cumulative or mandatory. If the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) does not declare a dividend on the Series C Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accumulate, and First Horizon will have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series C Preferred Stock or any other series of First Horizon Preferred Stock or Common Stock are declared for any future Dividend Period.
Dividends on the Series C Preferred Stock will accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share (equivalent to $25 per Series C Depositary Share). If First Horizon issues additional shares of the Series C Preferred Stock, dividends on those additional shares will accumulate from the issue date of those additional shares at the then-applicable dividend rate.
The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “dividend determination date” for the relevant Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Once the dividend rate for the Series C Preferred Stock is determined, the calculation agent will deliver that information to First Horizon and the transfer agent. Absent manifest error, the calculation agent’s determination of the dividend rate for a Dividend Period for the Series C Preferred Stock will be final. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
The term “three-month LIBOR” means the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date.
If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with First Horizon, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with First Horizon will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by

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it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided.
Otherwise, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period.
Priority Regarding Dividends
So long as any share of Series C Preferred Stock remains outstanding, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan); (2) no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by First Horizon, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by First Horizon; and (3) no shares of Parity Stock (as defined below) will be repurchased, redeemed or otherwise acquired for consideration by First Horizon (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series C Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock), during a Dividend Period, unless, in each case, the full dividends for the most recently completed Dividend Period on all outstanding shares of the Series C Preferred Stock have been declared and paid in full or declared and a sum sufficient for the payment of those dividends has been set aside. The foregoing limitations do not apply to purchases or acquisitions of First Horizon’s Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any First Horizon employment, severance, or consulting agreements) of First Horizon’s or of any of First Horizon’s subsidiaries.
Except as described below, for so long as any share of Series C Preferred Stock remains outstanding, First Horizon will not declare, pay, or set aside for payment full dividends on any Parity Stock unless First Horizon has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that First Horizon declares dividends on the Series C Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, First Horizon will allocate the dividend payments on a pro rata basis among the holders of the shares of Series C Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, First Horizon will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series C Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of noncumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity Stock. No interest will be payable in respect of any dividend payment on Series C Preferred Stock that may be in arrears.

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As used in this section, “Junior Stock” means First Horizon Common Stock and any other class or series of First Horizon’s capital stock over which the Series C Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, and “Parity Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series D Preferred Stock, and the Series E Preferred Stock, and any other class or series of First Horizon’s capital stock that ranks on a par with the Series C preferred stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, which includes any other class or series of First Horizon’s stock hereafter authorized that ranks on a par with the Series C Preferred Stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up.
Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), may be declared and paid on First Horizon’s Common Stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series C Preferred Stock will not be entitled to participate in those dividends.
Maturity and Redemption—Series C Depositary Shares
If First Horizon redeems the Series C Preferred Stock, in whole or in part, Series C Depositary Shares also will be redeemed with the proceeds received by the Series C Depositary from the redemption of the Series C Preferred Stock held by the Series C Depositary. The redemption price per Series C Depositary Shares will be 1/400th of the redemption price per share payable with respect to the Series C Preferred Stock (or $25 per Series C Depositary Share), plus, as applicable, any accumulated and unpaid dividends on the shares of the Series C Preferred Stock called for redemption for the then-current dividend period to, but excluding, the redemption date, without accumulation of any undeclared dividends.
If First Horizon redeems shares of the Series C Preferred Stock held by the Series C Depositary, the Series C Depositary will redeem, as of the same redemption date, the number of Series C Depositary Shares representing those shares of the Series C Preferred Stock so redeemed. If First Horizon redeems less than all of the outstanding Series C Depositary Shares, the Series C Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the Series C Depositary will redeem Series C Depositary Shares only in increments of 400 Depositary Shares and multiples thereof. The Series C Depositary will provide notice of redemption to record holders of the Series C Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable series of Series C Preferred Stock and the Series C Depositary Shares.
Maturity and Redemption—Series C Preferred Stock
The Series C Preferred Stock is perpetual and has no maturity date. The Series C Preferred Stock is not subject to any mandatory redemption, sinking fund, or other similar provision.
Neither the holders of Series C Preferred Stock nor the holders of the Series C Depositary Shares have the right to require the redemption or repurchase of the Series C Preferred Stock. In addition, under the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, any redemption of the Series C Preferred Stock is subject to prior approval of the Federal Reserve Board.
Optional Redemption
First Horizon may redeem the Series C Preferred Stock, in whole or in part, at First Horizon’s option, for cash, on any Dividend Payment Date on or after May 1, 2026, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking

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agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series C Preferred Stock on and after the redemption date.
Redemption Following a Regulatory Capital Event
First Horizon may redeem the Series C Preferred Stock, in whole but not in part, at First Horizon’s option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below (“Regulatory Event Redemption”). A “Regulatory Capital Treatment Event” means a good faith determination by First Horizon that, as a result of any: amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series C Preferred Stock; proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series C Preferred Stock; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series C Preferred Stock, there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation value of the Series C Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series C Preferred Stock is outstanding. Dividends will not accumulate on the shares of Series C Preferred Stock on and after the redemption date.
Redemption Price
The redemption price for any redemption of Series C Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $10,000 per share of Series C Preferred Stock (equivalent to $25 per Series C Depositary Share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.
Redemption Procedures
If First Horizon elects to redeem any shares of Series C Preferred Stock, First Horizon will provide notice to the holders of record of the shares of Series C Preferred Stock to be redeemed, not less than 30 days and not more than 60 days before the date fixed for redemption thereof (provided, however, that if the shares of Series C Preferred Stock or the Series C Depositary Shares are held in book-entry form through DTC, First Horizon may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series C Preferred Stock designated for redemption will not affect the redemption of any other shares of Series C Preferred Stock. Each notice of redemption shall state: the redemption date; the redemption price; if fewer than all shares of Series C Preferred Stock are to be redeemed, the number of shares of Series C Preferred Stock to be redeemed; and the manner in which holders of Series C Preferred Stock called for redemption may obtain payment of the redemption price in respect to those shares.
If notice of redemption of any shares of Series C Preferred Stock has been given and if the funds necessary for such redemption have been set aside by First Horizon in trust for the benefit of the holders of any shares of Series C Preferred Stock so called for redemption, then from and after the redemption date such shares of Series C Preferred Stock will no longer be deemed outstanding, all dividends with respect to such shares of Series C Preferred Stock shall cease to accumulate after the redemption date and

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all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Series C Preferred Stock at the time outstanding, the shares of Series C Preferred Stock to be redeemed will be selected either pro rata or by lot or in such other manner as the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) determines to be fair and equitable. Subject to the provisions set forth in this section, the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) will have the full power and authority to prescribe the terms and conditions upon which shares of Series C Preferred Stock may be redeemed from time to time.
Liquidation Rights
Upon First Horizon’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series C Preferred Stock are entitled to be paid out of First Horizon’s assets legally available for distribution to First Horizon’s shareholders, before any distribution of assets is made to holders of Common Stock or any other Junior Stock, a liquidating distribution in the amount of a liquidation preference of $10,000 per share (equivalent to $25 per Series C Depositary Share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Stock will have no right or claim to any of First Horizon’s remaining assets.
Distributions will be made only to the extent that First Horizon’s assets are available after satisfaction of all liabilities to depositors, and creditors and subject to the rights of holders of any securities ranking senior to the Series C Preferred Stock. If First Horizon’s remaining assets are not sufficient to pay the full liquidating distributions to the holders of all outstanding Series C Preferred Stock and all Parity Stock, then First Horizon will distribute First Horizon’s assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.
First Horizon’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of First Horizon’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If First Horizon enters into any merger or consolidation transaction with or into any other entity and First Horizon is not the surviving entity in such transaction, the Series C Preferred Stock may be converted into shares of the surviving or successor corporation or the direct or indirect parent of the surviving or successor corporation having terms identical to the terms of the Series C Preferred Stock.
Because First Horizon is a holding company, First Horizon’s rights and the rights of First Horizon’s creditors and First Horizon’s shareholders, including the holders of the Series C Preferred Stock, to participate in the distribution of assets of any of First Horizon’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that First Horizon is a creditor with recognized claims against that subsidiary. In addition, holders of the Series C Preferred Stock (and of Series C Depositary Shares) may be fully subordinated to interests held by the U.S. Government in the event First Horizon enters into a receivership, insolvency, liquidation or similar proceeding.
No Preemptive or Conversion Rights
Holders of the Series C Preferred Stock do not have preemptive rights. The Series C Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of capital stock or other

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securities of First Horizon, nor convertible into or exchangeable for any other of First Horizon’s property, interests or securities.
Listing
Series C Depositary Shares are listed on the New York Stock Exchange LLC under the trading symbol FHN PR C. The Series C Preferred Stock is not listed on any exchange, and is not registered under the Securities Exchange Act of 1934.

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Description of Series D Depositary Shares and Series D Preferred Stock
Relationship of Depositary Shares to Preferred Stock
First Horizon’s Board has designated 10,000 shares of Series D Preferred Stock, of which all have been issued and are held by the Series D Depositary under the Series D Deposit Agreement. The Series D Depositary has issued 4,000,000 Series D Depositary Shares, which are evidenced by depositary receipts. Each Series D Depositary Share represents a 1/400th ownership interest in one share of Series D Preferred Stock held by the Series D Depositary. The holders of the Series D Depositary Shares, pro-rata through the Series D Depositary, may exercise, receive, and enjoy all the rights of the underlying Series D Preferred Stock.
The number of designated shares of Series D Preferred Stock may be increased by action of First Horizon’s Board without the consent of the current holder of Series D Preferred Stock or the holders of the Series D Depositary Shares.
Ranking
With respect to the payment of dividends and distributions upon First Horizon’s liquidation, dissolution or winding up, the Series D Preferred Stock will rank (i) senior to First Horizon’s Common Stock and any other class or series of capital stock that by its terms ranks junior to the Series D Preferred Stock, (ii) equally with the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, and any existing or future series of capital stock that does not by its terms provide for a junior ranking, and (iii) junior to all existing and future indebtedness and other liabilities and any class or series of capital stock that expressly provides in the Articles of Amendment creating such preferred stock that such series ranks senior to the Series D Preferred Stock (subject to any requisite consents prior to issuance).
The Series D Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of First Horizon capital stock or other securities and will not be subject to any sinking fund or other obligation to redeem or repurchase the Series D Preferred Stock. The preferred stock is not secured, is not guaranteed by First Horizon or any of First Horizon’s affiliates and is not subject to any other arrangement that legally or economically enhances the ranking of the Series D Preferred Stock.
See also “Ranking of the Five Outstanding Preferred Series with respect to Each Other” on page 50 of this Exhibit.
Voting Rights—Series D Depositary Shares
Because each Series D Depositary Share represents a 1/400th ownership interest in a share of Series D Preferred Stock, holders of Series D Depositary Shares will be entitled to 1/400th of a vote per Series D Depositary Share under those limited circumstances in which holders of the Series D Preferred Stock are entitled to vote.
When the Series D Depositary receives notice of any meeting at which the holders of the Series D Preferred Stock are entitled to vote, the Series D Depositary will provide the information contained in the notice to the record holders of the Series D Depositary Shares relating to the Series D Preferred Stock. Each record holder of Series D Depositary Shares on the record date, which will be the same date as the record date for the Series D Preferred Stock, may instruct the Series D Depositary to vote the amount of the Series D Preferred Stock represented by the holder’s Series D Depositary Shares. To the extent possible, the Series D Depositary will vote the amount of the Series D Preferred Stock represented by Series D Depositary Shares in accordance with the instructions it receives. First Horizon has agreed to take all reasonable actions that the Series D Depositary determines are necessary to enable the Series D

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Depositary to vote as instructed. If the Series D Depositary does not receive specific instructions from the holders of any Series D Depositary Shares representing the Series D Preferred Stock, it will abstain from voting with respect to such Shares (but shall appear at the meeting with respect to such shares unless directed to the contrary).
Voting Rights—Series D Preferred Stock
Registered owners of Series D Preferred Stock will not have any voting rights, except as set forth below or as otherwise required by applicable law.
Whenever dividends payable on the Series D Preferred Stock or any other class or series of preferred stock ranking equally with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, as to payment of dividends, and upon which voting rights equivalent to those described in this paragraph have been conferred and are exercisable, have not been declared and paid in an aggregate amount equal to, as to any class or series, the equivalent of at least three Fixed Rate Periods or at least six Floating Rate Periods, whether or not for consecutive Dividend Periods (a “Nonpayment”), the holders of outstanding shares of the Series D Preferred Stock voting as a class with holders of shares of any other series of First Horizon preferred stock ranking equally with the Series D Preferred Stock, including the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, as to payment of dividends, and upon which like voting rights have been conferred and are exercisable (“Voting Parity Stock”), will be entitled to vote for the election of two additional directors of the First Horizon board of directors on the terms set forth below (and to fill any vacancies in the terms of such directorships) (the “Preferred Stock Directors”). Holders of all series of First Horizon Voting Parity Stock will vote as a single class. In the event that the holders of the shares of the Series D Preferred Stock are entitled to vote as described in this paragraph, the number of members of the First Horizon board of directors at the time will be increased by two directors, and the holders of the Series D Preferred Stock will have the right, as members of that class, as outlined above, to elect two directors at a special meeting called at the request of the holders of record of at least 20% of the aggregate voting power of the Series D Preferred Stock or any other series of Voting Parity Stock (unless such request is received less than 90 days before the date fixed for First Horizon’s next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of the shareholders), provided that the election of any Preferred Stock Directors shall not cause First Horizon to violate the corporate governance requirements of the NYSE (or any other exchange on which First Horizon’s securities may at such time be listed) that listed companies must have a majority of independent directors, and provided further that at no time shall the First Horizon board of directors include more than two Preferred Stock Directors.
The Preferred Stock Directors elected at any such special meeting will hold office until First Horizon’s next annual meeting of the shareholders unless they have been previously terminated or removed pursuant to the First Horizon charter. In case any vacancy in the office of a Preferred Stock Director occurs (other than prior to the initial election of the Preferred Stock Directors), the vacancy may be filled by the written consent of the Preferred Stock Director remaining in office, or if none remains in office, by the vote of the holders of the Series D Preferred Stock (together with holders of any Voting Parity Stock) to serve until First Horizon’s next annual meeting of the shareholders.
When First Horizon has paid full dividends on the Series D Preferred Stock for the equivalent of at least two Fixed Rate Periods or at least four Floating Rate Periods following a Nonpayment, the voting rights described above will terminate, except as expressly provided by law. The voting rights described above are subject to re-vesting upon each and every subsequent Nonpayment.

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Upon termination of the right of the holders of the Series D Preferred Stock and Voting Parity Stock to vote for Preferred Stock Directors as described above, the term of office of all Preferred Stock Directors then in office elected by only those holders will terminate immediately.
Whenever the term of office of the Preferred Stock Directors ends and the related voting rights have expired, the number of directors automatically will be decreased to the number of directors as otherwise would prevail. Any Preferred Stock Director may be removed at any time by the holders of record of a majority of the outstanding shares of the Series D Preferred Stock (together with holders of any Voting Parity Stock) when they have the voting rights described in this section.
Under regulations adopted by the Federal Reserve Board, if the holders of any series of preferred stock are or become entitled to vote for the election of directors, such series will be deemed a class of voting securities and a company holding 25% or more of the series, or 10% or more if it otherwise exercises a “controlling influence” over First Horizon, will be subject to regulation as a bank holding company under the BHC Act. In addition, at the time a Series is deemed a class of voting securities, any other bank holding company will be required to obtain the prior approval of the Federal Reserve Board under the BHC Act to acquire or retain more than 5% of that Series. Any other person (other than a bank holding company) will be required to obtain the non-objection of the Federal Reserve Board under the Change in Bank Control Act of 1978, as amended, to acquire or retain 10% or more of that Series.
So long as any shares of Series D Preferred Stock remain outstanding, First Horizon will not, without the affirmative vote or consent of holders of at least 66 2/3% in voting power of the Series D Preferred Stock and any Voting Parity Stock, voting together as a class, authorize, create or issue any capital stock ranking senior to the Series D Preferred Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any authorized capital stock into any such shares of such capital stock or issue any obligation or security convertible into or evidencing the right to purchase any such shares of capital stock. So long as any shares of the Series D Preferred Stock remain outstanding, First Horizon will not, without the affirmative vote of the holders of at least 66 2/3% in voting power of the Series D Preferred Stock, amend, alter or repeal any provision of the Articles of Amendment or First Horizon’s charter, including by merger, consolidation or otherwise, so as to affect the powers, preferences or special rights of the Series D Preferred Stock.
Notwithstanding the foregoing, none of the following will be deemed to affect the powers, preferences or special rights of the Series D Preferred Stock: any increase in the amount of authorized Common Stock or authorized Preferred Stock, or any increase or decrease in the number of shares of any series of Preferred Stock, or the authorization, creation and issuance of other classes or series of capital stock, in each case ranking on parity with or junior to the Series D Preferred Stock as to dividends or distribution of assets upon First Horizon’s liquidation, dissolution or winding up; a merger or consolidation of First Horizon with or into another entity in which the shares of the Series D Preferred Stock remain outstanding; and a merger or consolidation of First Horizon with or into another entity in which the shares of the Series D Preferred Stock are converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity, so long as such new preference securities have powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D Preferred Stock.
Voting Rights under Tennessee Law
Under current provisions of the TBCA, holders of the Series D Preferred Stock are entitled to vote separately as a class on certain amendments to the First Horizon charter that would impact the Series D Preferred Stock.

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Dividend Rights—Series D Depositary Shares
Each dividend payable on a Series D Depositary Share will be in an amount equal to 1/400th of the dividend declared and payable on each share of Series D Preferred Stock.
The Series D Depositary will distribute all dividends and other cash distributions received on the Series D Preferred Stock to the holders of record of the Series D Depositary Shares in proportion to the number of Series D Depositary Shares held by each holder. In the event of a distribution other than in cash, the Series C Depositary will distribute property received by it to the holders of record of the Series D Depositary Shares in proportion to the number of Series D Depositary Shares held by each holder, unless the Series D Depositary determines that this distribution is not feasible, in which case the Series D Depositary may, with First Horizon’s approval, adopt a method of distribution that it deems equitable and practicable, including the sale of the property (in a commercially reasonable manner) and distribution of the net proceeds of that sale to the holders of the Series D Depositary Shares.
If the calculation of a dividend or other cash distribution results in an amount that is a fraction of a cent and that fraction is equal to or greater than $0.005, the Series D Depositary will round that amount up to the next highest whole cent and will request that First Horizon pay the resulting additional amount to the Series D Depositary for the relevant dividend or other cash distribution. If the fractional amount is less than $0.005, the Series D Depositary will disregard that fractional amount and add such amount to, and treat it as a part of, the next succeeding distribution.
Record dates for the payment of dividends and other matters relating to the Series D Depositary Shares will be the same as the corresponding record dates for the Series D Preferred Stock.
The amount paid as dividends or otherwise distributable by the Series D Depositary with respect to the Series D Depositary Shares or the underlying Series D Preferred Stock will be reduced by any amounts required to be withheld by First Horizon or the Series D Depositary on account of taxes or other governmental charges. The Series D Depositary may refuse to make any payment or distribution, or any transfer, exchange, or withdrawal of any Series D Depositary Shares or the shares of the Series D Preferred Stock until such taxes or other governmental charges are paid.
Dividend Rights—Series D Preferred Stock
Holders of the Series D Preferred Stock will be entitled to receive, only when, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), out of assets legally available under applicable law for payment, noncumulative cash dividends based on the liquidation preference of $10,000 per share of Series D Preferred Stock, and no more, at a rate equal to (1) 6.100 % per annum (equivalent to $1.525 per Series D Depositary Share per annum), for each semi-annual Dividend Period occurring from, and including, the original issue date of the Series D Preferred Stock to, but excluding, May 1, 2024 (the “Fixed Rate Period”), and (2) thereafter, three-month LIBOR plus a spread of 385.9 basis points per annum, for each quarterly Dividend Period beginning May 1, 2024 (the “Floating Rate Period”), subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR. A “Dividend Period” means the period from, and including, each Dividend Payment Date (as defined below) to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period will be the period from, and including, the last dividend payment date prior to the closing.
When, as, and if declared by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), First Horizon will pay cash dividends on the Series D Preferred Stock semi-annually, in arrears, on May 1 and November 1 of each year (each such date, a “Dividend Payment Date”), beginning on the first Dividend Payment Date after completion of the merger and ending on May 1, 2024.

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From, and including, May 1, 2024, First Horizon will pay cash dividends on the Series D Preferred Stock quarterly, in arrears, on February 1, May 1, August 1, and November 1, beginning on August 1, 2024, subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR. First Horizon will pay cash dividends to the holders of record of shares of the Series D Preferred Stock as they appear on First Horizon’s stock register on the applicable record date, which shall be the fifteenth calendar day before that Dividend Payment Date or such other record date fixed by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) that is not more than 60 nor less than 10 days prior to such Dividend Payment Date.
If any Dividend Payment Date on or prior to May 1, 2024 is a day that is not a business day (as defined below), then the dividend with respect to that Dividend Payment Date will instead be paid on the immediately succeeding business day, without interest or other payment in respect of such delayed payment. If any Dividend Payment Date after May 1, 2024 is a day that is not a business day, then the Dividend Payment Date will be the immediately succeeding business day unless such day falls in the next calendar month, in which case the Dividend Payment Date will instead be the immediately preceding day that is a business day, and dividends will accumulate to the Dividend Payment Date as so adjusted. A “business day” for the Fixed Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed. A “business day” for the Floating Rate Period means any weekday in New York, New York that is not a day on which banking institutions in those cities are authorized or required by law, regulation, or executive order to be closed, and additionally, is a London banking day, which is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
First Horizon will calculate dividends on the Series D Preferred Stock for the Fixed Rate Period on the basis of a 360-day year of twelve 30-day months. First Horizon will calculate dividends on the Series D Preferred Stock for the Floating Rate Period on the basis of the actual number of days in a Dividend Period and a 360-day year, subject to potential adjustment as provided in clause (iii) of the definition of three-month LIBOR.
Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward. Dividends on the Series D Preferred Stock will cease to accumulate on and after the redemption date, as described below under “—Redemption,” unless First Horizon defaults in the payment of the redemption price of the shares of the Series D Preferred Stock called for redemption.
Dividends on the Series D Preferred Stock will not be cumulative or mandatory. If the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) does not declare a dividend on the Series D Preferred Stock for any Dividend Period prior to the related Dividend Payment Date, that dividend will not accumulate, and First Horizon will have no obligation to pay a dividend for that Dividend Period at any time, whether or not dividends on the Series D Preferred Stock or any other series of First Horizon’s Preferred Stock or Common Stock are declared for any future Dividend Period.
Dividends on the Series D Preferred Stock will accumulate from the issue date at the then-applicable dividend rate on the liquidation preference amount of $10,000 per share (equivalent to $25 per Series D Depositary Share). If First Horizon issues additional shares of the Series D Preferred Stock, dividends on those additional shares will accumulate from the issue date of those additional shares at the then-applicable dividend rate.
The dividend rate for each Dividend Period in the Floating Rate Period will be determined by the calculation agent using three-month LIBOR as in effect on the second London banking day prior to the beginning of the Dividend Period, which date is the “dividend determination date” for the relevant

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Dividend Period. The calculation agent then will add three-month LIBOR as determined on the dividend determination date and the applicable spread. Once the dividend rate for the Series D Preferred Stock is determined, the calculation agent will deliver that information to First Horizon and the transfer agent. Absent manifest error, the determination by the calculation agent (or, for the avoidance of doubt, by the IFA in the clause (iii) below) of the dividend rate for a Dividend Period for the Series D Preferred Stock will be final and binding. A “London banking day” is any day on which commercial banks are open for dealings in deposits in U.S. dollars in the London interbank market.
The term “three-month LIBOR” means, for each dividend determination date related to the Floating-Rate Period, the rate determined by the calculation agent as follows: (i) the London interbank offered rate for deposits in U.S. dollars for a three month period, as that rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) at approximately 11:00 a.m., London time, on the relevant dividend determination date. (ii) If no offered rate appears on Reuters screen page “LIBOR01” (or any successor or replacement page) on the relevant dividend determination date at approximately 11:00 a.m., London time, then the calculation agent, in consultation with First Horizon, will select four major banks in the London interbank market and will request each of their principal London offices to provide a quotation of the rate at which three-month deposits in U.S. dollars in amounts of at least $1,000,000 are offered by it to prime banks in the London interbank market, on that date and at that time. If at least two quotations are provided, three-month LIBOR will be the arithmetic average (rounded upward if necessary to the nearest .00001 of 1%) of the quotations provided. Otherwise, the calculation agent in consultation with First Horizon will select three major banks in New York City and will request each of them to provide a quotation of the rate offered by it at approximately 11:00 a.m., New York City time, on the dividend determination date for loans in U.S. dollars to leading European banks for a three month period for the applicable Dividend Period in an amount of at least $1,000,000. If three quotations are provided, three-month LIBOR will be the arithmetic average of the quotations provided. Otherwise, if a LIBOR Event (as defined below) has not occurred, three-month LIBOR for the next Dividend Period will be equal to three-month LIBOR in effect for the then-current Dividend Period or, in the case of the first Dividend Period in the Floating Rate Period, the most recent rate on which three-month LIBOR could have been determined in accordance with the first sentence of this paragraph had the dividend rate been a floating rate during the Fixed Rate Period. (iii) Notwithstanding clauses (i) and (ii) above, if First Horizon, in its sole discretion, determine on the relevant dividend determination date that the three-month LIBOR has been permanently discontinued or is no longer viewed as an acceptable benchmark for securities like the Series D Preferred Stock, and First Horizon has notified the calculation agent (if it is not First Horizon) of such determination (a “LIBOR Event”), then the calculation agent will use, as directed by First Horizon, as a substitute or successor base rate (the “Alternative Rate”) for each future dividend determination date, the alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for the three-month LIBOR. As part of such substitution, the calculation agent will, as directed by First Horizon, make such adjustment to the Alternative Rate or the spread thereon, as well as the business day convention, the dividend determination date and related provisions and definitions (“Adjustments”), in each case that are consistent with market practice for the use of such Alternative Rate. Notwithstanding the foregoing, if First Horizon determines that there is no alternative reference rate selected by the central bank, reserve bank, monetary authority or any similar institution (including any committee or working group thereof) that is consistent with market practice regarding a substitute for three-month LIBOR, First Horizon may, in its sole discretion, appoint an independent financial advisor (“IFA”) to determine an appropriate Alternative Rate and any Adjustments, and the decision of the IFA will be binding on First Horizon, the calculation agent and the holders of the Series D Preferred Stock. If on any dividend determination date during the Floating-Rate Period (which may be the first dividend determination date of the Floating-Rate Period) a LIBOR Event

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has occurred prior to such Dividend Determination Date and for any reason an Alternative Rate has not been determined or there is no such market practice for the use of such Alternative Rate (and, in each case, an IFA has not determined an appropriate Alternative Rate and Adjustments or an IFA has not been appointed) as of such Dividend Determination Date, then commencing on such Dividend Determination Date the dividend rate, business day convention and manner of calculating dividends applicable during the Fixed-Rate Period will be in effect for the applicable Dividend Period and will remain in effect during the remainder of the Floating-Rate Period.
Priority Regarding Dividends
During any Dividend Period, so long as any share of Series D Preferred Stock remains outstanding, unless (i) the full dividends for the immediately preceding Dividend Period on all outstanding shares of Series D Preferred Stock have been paid in full or declared; and funds sufficient for the payment of those dividends set aside, and (ii) First Horizon is not in default on its obligation to redeem any shares of Series D Preferred Stock that have been called for redemption, (1) no dividend will be declared and paid or set aside for payment and no distribution will be declared and made or set aside for payment on any Junior Stock (as defined below) (other than a dividend payable solely in shares of Junior Stock or any dividend in connection with the implementation of a shareholder rights plan or the redemption or repurchase of any rights under such a plan); (2) no shares of Junior Stock will be repurchased, redeemed, or otherwise acquired for consideration by First Horizon, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into other Junior Stock, or the exchange for or conversion into Junior Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock or pursuant to a contractually binding requirement to buy Junior Stock pursuant to a binding stock repurchase plan existing prior to the most recently completed Dividend Period), nor will any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and (3) no shares of Parity Stock (as defined below) will be repurchased, redeemed or otherwise acquired for consideration by First Horizon (other than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock, through the use of the proceeds of a substantially contemporaneous sale of other shares of Parity Stock or Junior Stock, as a result of a reclassification of Parity Stock for or into other Parity Stock, or by conversion into or exchange for other Parity Stock or Junior Stock), during a Dividend Period.
The foregoing limitations do not apply to purchases or acquisitions of First Horizon Junior Stock pursuant to any employee or director incentive or benefit plan or arrangement (including any of First Horizon’s employment, severance, or consulting agreements) of First Horizon’s or of any of First Horizon’s subsidiaries.
Except as described below, for so long as any share of Series D Preferred Stock remains outstanding, First Horizon will not declare, pay, or set aside for payment full dividends on any Parity Stock unless First Horizon has paid in full, or set aside payment in full, in respect of all accumulated dividends for all Dividend Periods for outstanding shares of preferred stock. To the extent that First Horizon declares dividends on the Series D Preferred Stock and on any Parity Stock but cannot make full payment of such declared dividends, First Horizon will allocate the dividend payments on a pro rata basis among the holders of the shares of Series D Preferred Stock and the holders of any Parity Stock then outstanding. For purposes of calculating the pro rata allocation of partial dividend payments, First Horizon will allocate dividend payments based on the ratio between the then current and unpaid dividend payments due on the shares of Series D Preferred Stock and (1) in the case of cumulative Parity Stock the aggregate of the accumulated and unpaid dividends due on any such Parity Stock and (2) in the case of noncumulative Parity Stock, the aggregate of the declared but unpaid dividends due on any such Parity

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Stock. No interest will be payable in respect of any dividend payment on Series D Preferred Stock that may be in arrears.
“Junior Stock” means First Horizon Common Stock and any other class or series of First Horizon capital stock over which the Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, and “Parity Stock” means the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, and any other class or series of First Horizon capital stock that ranks on a par with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up, which includes any other class or series of First Horizon’s stock hereafter authorized that ranks on a par with the Series D Preferred Stock in the payment of dividends and in the distribution of assets on First Horizon’s liquidation, dissolution or winding up.
Subject to the conditions described above, and not otherwise, dividends (payable in cash, stock, or otherwise), as may be determined by the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors), may be declared and paid on First Horizon Common Stock and any Junior Stock from time to time out of any funds legally available for such payment, and the holders of the Series D Preferred Stock will not be entitled to participate in those dividends.
Maturity and Redemption—Series D Depositary Shares
If First Horizon redeems the Series D Preferred Stock, in whole or in part, Series D Depositary Shares also will be redeemed with the proceeds received by the Series D Depositary from the redemption of the Series D Preferred Stock held by the Series D Depositary. The redemption price per Series D Depositary Shares will be 1/400th of the redemption price per share payable with respect to the Series D Preferred Stock (or $25 per Series D Depositary Share), plus, as applicable, any accumulated and unpaid dividends on the shares of the Series D Preferred Stock called for redemption for the then-current dividend period to, but excluding, the redemption date, without accumulation of any undeclared dividends.
If First Horizon redeems shares of the Series D Preferred Stock held by the Series D Depositary, the Series D Depositary will redeem, as of the same redemption date, the number of Series D Depositary Shares representing those shares of the Series D Preferred Stock so redeemed. If First Horizon redeems less than all of the outstanding Series D Depositary Shares, the Series D Depositary Shares to be redeemed will be selected either pro rata or by lot. In any case, the Series D Depositary will redeem Series D Depositary Shares only in increments of 400 Depositary Shares and multiples thereof. The Series D Depositary will provide notice of redemption to record holders of the Series D Depositary Shares not less than 30 and not more than 60 days prior to the date fixed for redemption of the applicable series of Series D Preferred Stock and the Series D Depositary Shares.
Maturity and Redemption—Series D Preferred Stock
The Series D Preferred Stock is perpetual and has no maturity date. The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision.
Neither the holders of Series D Preferred Stock nor the holders of the Series D Depositary Shares have the right to require the redemption or repurchase of the Series D Preferred Stock. In addition, under the Federal Reserve Board’s risk-based capital rules applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve Board.
Optional Redemption
First Horizon may redeem the Series D Preferred Stock, in whole or in part, at First Horizon’s option, for cash, on any Dividend Payment Date on or after May 1, 2024, with not less than 30 days’ and not more than 60 days’ notice (“Optional Redemption”), subject to the approval of the appropriate federal banking

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agency, at the redemption price provided below. Dividends will not accumulate on those shares of Series D Preferred Stock on and after the redemption date.
Redemption Following a Regulatory Capital Event
First Horizon may redeem the Series D Preferred Stock, in whole but not in part, at First Horizon’s option, for cash, at any time within 90 days following a Regulatory Capital Treatment Event, subject to the approval of the appropriate federal banking agency, at the redemption price provided below. A “Regulatory Capital Treatment Event” means a good faith determination by First Horizon that, as a result of any: amendment to, clarification of, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of the Series D Preferred Stock; proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of the Series D Preferred Stock; or official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced or becomes effective after the initial issuance of the Series D Preferred Stock there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation value of the Series D Preferred Stock then outstanding as “Tier 1 Capital” (or its equivalent) for purposes of the capital adequacy laws or regulations of the Federal Reserve Board (or, as and if applicable, the capital adequacy laws or regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding. Dividends will not accumulate on the shares of Series D Preferred Stock on and after the redemption date.
Redemption Price
The redemption price for any redemption of Series D Preferred Stock, whether an Optional Redemption or Regulatory Event Redemption, will be equal to $10,000 per share of Series D Preferred Stock (equivalent to $25 per Series D Depositary Share), plus any declared and unpaid dividends (without regard to any undeclared dividends) to, but excluding, the date of redemption.
Redemption Procedures
If First Horizon elects to redeem any shares of Series D Preferred Stock, First Horizon will provide notice to the holders of record of the shares of Series D Preferred Stock to be redeemed, not less than thirty (30) days and not more than sixty (60) days before the date fixed for redemption thereof (provided, however, that if the shares of Series D Preferred Stock or the Series D Depositary Shares are held in book-entry form through DTC, First Horizon may give this notice in any manner permitted by DTC). Any notice given as provided in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives this notice, and any defect in this notice or in the provision of this notice, to any holder of shares of Series D Preferred Stock designated for redemption will not affect the redemption of any other shares of Series D Preferred Stock. Each notice of redemption shall state: the redemption date; the redemption price; if fewer than all shares of Series D Preferred Stock are to be redeemed, the number of shares of Series D Preferred Stock to be redeemed; and the manner in which holders of Series D Preferred Stock called for redemption may obtain payment of the redemption price in respect to those shares.
If notice of redemption of any shares of Series D Preferred Stock has been given and if the funds necessary for such redemption have been set aside by First Horizon in trust for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then from and after the redemption date such shares of Series D Preferred Stock will no longer be deemed outstanding, all dividends with respect to such shares of Series D Preferred Stock shall cease to accumulate after the redemption date and

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all rights of the holders of such shares will terminate, except the right to receive the redemption price, without interest.
In the case of any redemption of only part of the Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed will be selected either pro rata or by lot or in such other manner as the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) determines to be fair and equitable. Subject to the provisions described in this exhibit, the First Horizon board of directors (or a duly authorized committee of the First Horizon board of directors) will have the full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock may be redeemed from time to time.
Liquidation Rights
Upon First Horizon’s voluntary or involuntary liquidation, dissolution or winding up, the holders of the outstanding shares of Series D Preferred Stock are entitled to be paid out of First Horizon’s assets legally available for distribution to First Horizon shareholders, before any distribution of assets is made to holders of Common Stock or any other Junior Stock, a liquidating distribution in the amount of a liquidation preference of $10,000 per share (equivalent to $25 per Series D Depositary Share), plus the sum of any declared and unpaid dividends for prior Dividend Periods prior to the Dividend Period in which the liquidation distribution is made and any declared and unpaid dividends for the then current Dividend Period in which the liquidation distribution is made to the date of such liquidation distribution. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series D Preferred Stock will have no right or claim to any of First Horizon’s remaining assets.
In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, First Horizon’s available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Series D Preferred Stock and the corresponding amounts payable on all shares of Parity Stock in the distribution of assets upon any such liquidation, dissolution or winding up, then First Horizon will distribute First Horizon’s assets to those holders pro rata in proportion to the full liquidating distributions to which they would otherwise have received.
First Horizon’s merger or consolidation with one or more other entities or the sale, lease, exchange or other transfer of all or substantially all of First Horizon’s assets (for cash, securities or other consideration) will not be deemed to be a voluntary or involuntary liquidation, dissolution or winding up. If First Horizon enters into any merger or consolidation transaction with or into any other entity and First Horizon is not the surviving entity in such transaction, the Series D Preferred Stock may be converted into or exchanged for preference securities of the surviving entity or any entity, directly or indirectly, controlling such surviving entity, so long as such new preference securities have powers, preferences and special rights that are identical to the powers, preferences and special rights of the Series D Preferred Stock described in this exhibit.
Because First Horizon is a holding company, First Horizon’s rights and the rights of First Horizon creditors and First Horizon shareholders, including the holders of the Series D Preferred Stock, to participate in the distribution of assets of any of First Horizon’s subsidiaries upon that subsidiary’s voluntary or involuntary liquidation, dissolution or winding up will be subject to the prior claims of that subsidiary’s creditors, except to the extent that First Horizon is a creditor with recognized claims against that subsidiary. In addition, holders of the Series D Preferred Stock (and of the Series D Depositary Shares) may be fully subordinated to interests held by the U.S. Government in the event First Horizon enters into a receivership, insolvency, liquidation or similar proceeding.

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No Preemptive or Conversion Rights
Holders of the Series D Preferred Stock do not have preemptive rights. The Series D Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of capital stock or other securities of First Horizon, nor convertible into or exchangeable for any other of First Horizon’s property, interests or securities.
Listing
Series D Depositary Shares are listed on the New York Stock Exchange LLC under the trading symbol FHN PR D. The Series D Preferred Stock is not listed on any exchange, and is not registered under the Securities Exchange Act of 1934.

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Description of Series E Depositary Shares and Series E Preferred Stock
Relationship of Depositary Shares to Preferred Stock
All 1,500 designated shares of Series E Preferred Stock have been issued and are held by the Series E Depositary under the Series E Deposit Agreement. The Series E Depositary has issued 6,000,000 Series E Depositary Shares, which are evidenced by depositary receipts. Each Series E Depositary Share represents a 1/4,000th ownership interest in one share of Series E Preferred Stock held by the Series E Depositary. The holders of the Series E Depositary Shares, pro-rata through the Series E Depositary, may exercise, receive, and enjoy all the rights of the underlying Series E Preferred Stock.
The number of designated shares of Series E Preferred Stock may be increased by action of First Horizon’s Board without the consent of the current holder of Series E Preferred Stock or the holders of the Series E Depositary Shares.
Ranking of Series E Preferred Stock
With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up, the Series E Preferred Stock ranks:
•senior to First Horizon’s Common Stock and all other junior stock;
•senior to or on a parity with each other series of preferred stock First Horizon may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least a two-thirds of the shares of the Series E Preferred Stock at the time outstanding and entitled to vote) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up; and
•junior to all existing and future indebtedness and other non-equity claims on First Horizon.
See also “Ranking of the Five Outstanding Preferred Series with respect to Each Other” on page 50 of this Exhibit.
Voting Rights—Series E Depositary Shares
When the Series E Depositary receives notice of any meeting at which the holders of the Series E Preferred Stock are entitled to vote, the Series E Depositary will mail the information contained in the notice to the record holders of the Series E Depositary Shares. Each record holder of the Series E Depositary Shares on the record date, which will be the same date as the record date for the Series E Preferred Stock, may instruct the Series E Depositary to vote the amount of the Series E Preferred Stock represented by the holder’s Series E Depositary Shares. To the extent possible, the Series E Depositary will vote the amount of the Series E Preferred Stock represented by Series E Depositary Shares in accordance with the instructions it receives. First Horizon will agree to take all reasonable actions that the depositary determines are necessary to enable the Series E Depositary to vote as instructed. If the Series E Depositary does not receive specific instructions from the holders of any Series E Depositary Shares, it will not vote the shares of Series E Preferred Stock relating to those Series E Depositary Shares.
Voting Rights—Series E Preferred Stock
Except as described below or otherwise required by law, the holders of Series E Preferred Stock do not have voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of First Horizon’s capital stock, and are not be entitled to participate in meetings of holders of First Horizon’s Common Stock or to call a meeting of the holders of any one or more classes or series of First Horizon’s capital stock for any purpose.

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Right to Elect Two Directors upon Non-payment of Dividends
If and when the dividends on the Series E Preferred Stock and any dividend parity stock that has voting rights equivalent to those described in this paragraph (“voting parity stock”) have not been declared and paid (i) in the case of the Series E Preferred Stock and voting parity stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of voting parity stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the number of directors then constituting First Horizon’s board of directors will be increased by two. Holders of Series E Preferred Stock, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of First Horizon’s board of directors (the “preferred stock directors”) at any annual or special meeting of shareholders or any special meeting of the holders of Series E Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any preferred stock directors would not cause First Horizon to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange or trading facility on which First Horizon’s securities may be listed or traded). In addition, First Horizon’s board of directors shall at no time have more than two preferred stock directors.
At any time after this voting power has vested as described above, First Horizon’s Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of the Series E Preferred Stock and voting parity stock (addressed to the Secretary at First Horizon’s principal office) must, call a special meeting of the holders of Series E Preferred Stock and voting parity stock for the election of the preferred stock directors. No special meeting may be called within 90 days of the date fixed for the next annual or special meeting of shareholders. Notice for a special meeting will be given in a similar manner to that provided in First Horizon’s by-laws for a special meeting of the shareholders, which First Horizon will provide upon request, or as required by law. If First Horizon’s Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of Series E Preferred Stock may (at First Horizon’s expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to First Horizon’s stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of First Horizon’s shareholders unless they have been previously terminated. In case any vacancy occurs among the preferred stock directors, a successor will be elected by First Horizon’s board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining preferred stock director or, if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series E Preferred Stock and voting parity stock, voting as a single class. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series E Preferred Stock and all voting parity stock, voting as a single class. The preferred stock directors will each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Series E Preferred Stock and any noncumulative voting parity stock for at least one year after a non-payment event and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of the Series E Preferred Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods), the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting First Horizon’s board of directors will be reduced accordingly.

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Other Voting Rights of Series E Preferred Stock
So long as any shares of the Series E Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or First Horizon’s Charter, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series E Preferred Stock at the time outstanding and entitled to vote, voting separately as a class, will be required to:
•authorize or increase the authorized amount of, or issue shares of, any class or series of First Horizon’s capital stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or as to distributions upon First Horizon’s liquidation, dissolution or winding-up, or issue any obligation or security convertible into or evidencing the right to purchase, any such class or series of First Horizon’s capital stock;
•amend the provisions of First Horizon’s Charter or restated bylaws so as to materially and adversely affect the special powers, preferences, privileges or rights of the Series E Preferred Stock, taken as a whole; or
•consummate a binding share-exchange or reclassification involving the Series E Preferred Stock, or a merger or consolidation of First Horizon with or into another entity, unless the shares of the Series E Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than those of the Series E Preferred Stock.
When determining the application of the supermajority voting rights described above, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for junior stock or any series of preferred stock, that by its terms expressly provides that it ranks on an equal basis with the Series E Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon First Horizon’s liquidation, dissolution or winding-up, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of the Series E Preferred Stock, and will not require the affirmative vote or consent of, the holders of any outstanding shares of Series E Preferred Stock.
Each holder of the Series E Preferred Stock will have one vote per share on any matter on which holders of the Series E Preferred Stock are entitled to vote, including any action by written consent. Whether the vote or consent of a majority or other portion of the Series E Preferred Stock and any voting parity stock has been cast or given on any matter will be determined by reference to the respective liquidation preference amounts of the Series E Preferred Stock and voting parity stock voted or covered by the consent.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series E Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by First Horizon for the benefit of the holders of the Series E Preferred Stock to effect the redemption.
Under current provisions of the Tennessee Business Corporation Act, holders of the Series E Preferred Stock are entitled to vote separately as a class on certain amendments to First Horizon’s Charter that would impact the Series E Preferred Stock.
Dividend Rights—Series E Depositary Shares
The Series E Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of the Series E Preferred Stock to the record holders of Series E Depositary Shares

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relating to the underlying shares of the Series E Preferred Stock in proportion to the number of Series E Depositary Shares held by the holders. The Series E Depositary will distribute any property received by it other than cash to the record holders of Series E Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Series E Depositary may, with First Horizon’s approval, sell the property and distribute the net proceeds from the sale to the holders of the Series E Depositary Shares in proportion to the number of Series E Depositary Shares they hold.
Record dates for the payment of dividends and other matters relating to the Series E Depositary Shares will be the same as the corresponding record dates for the Series E Preferred Stock.
The amounts distributed to holders of Series E Depositary Shares will be reduced by any amounts required to be withheld by the Series E Depositary or by First Horizon on account of taxes or other governmental charges.
Dividend Rights—Series E Preferred Stock
The holder of Series E Preferred Stock, in preference to the holders of First Horizon’s Common Stock and of any other shares of First Horizon’s stock ranking junior to the Series E Preferred Stock as to payment of dividends, will be entitled to receive, only when, as and if declared by First Horizon’s board of directors, out of assets legally available for payment, non-cumulative cash dividends. These dividends will be payable at a rate of 6.500% per annum, applied to the $100,000 liquidation preference per share of Series E Preferred Stock (equivalent to $25 per Series E Depositary Share) and will be paid in arrears on each dividend payment date. A “dividend payment date” means each January 10, April 10, July 10 and October 10, commencing October 10, 2020, except if any such date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series E Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without interest or any other adjustment in the amount of the dividend per share of the Series E Preferred Stock). A “business day” means each weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close. A “dividend period” means each period from and including a dividend payment date (except that the initial dividend period shall commence on and include the original issue date of the Series E Preferred Stock) and continuing to but not including the next succeeding dividend payment date. As that term is used herein, each dividend payment date “relates” to the dividend period most recently ending before such dividend payment date. Dividends will be paid to holders of record of the Series E Preferred Stock as they appear on First Horizon’s books on the applicable record date, which shall be the 15th calendar day before such dividend payment date, or such other record date fixed for that purpose by First Horizon’s board of directors that is not more than 60 nor less than 10 calendar days prior to such dividend payment date.
The amount of dividends payable per share of the Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
Dividends on shares of the Series E Preferred Stock will not be cumulative and will not be mandatory. If First Horizon’s board of directors does not declare a dividend on the Series E Preferred Stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the related dividend payment date, or accumulate, and First Horizon will have no obligation to pay any dividend for such dividend period, whether or not First Horizon’s board of directors declares a dividend on the Series E Preferred Stock or any other series of First Horizon’s Preferred Stock or on First Horizon’s Common Stock for any future dividend period. References to the “accrual” (or similar terms)

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of dividends herein refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.
Priority Regarding Dividends
So long as any share of the Series E Preferred Stock remains outstanding, unless (i) the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of the Series E Preferred Stock and (ii) First Horizon is not in default on First Horizon’s obligation to redeem any shares of the Series E Preferred Stock that have been called for redemption:
•no dividend shall be declared, paid or set aside for payment, and no distribution shall be declared, made or set aside for payment, on any junior stock, other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan;
•no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by First Horizon, directly or indirectly; this restriction on repurchases, redemptions or other acquisitions will not apply to or otherwise restrict a repurchase, redemption or acquisition
–as a result of a reclassification of junior stock for or into other junior stock,
–the exchange or conversion of junior stock for or into other junior stock,
–through the use of the proceeds of a sale of other shares of junior stock within the preceding 180 days,
–purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants,
–purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan),
–the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged,
–purchases or other acquisitions by any of First Horizon’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business,
–purchases by any of First Horizon’s broker-dealer subsidiaries of First Horizon’s capital stock for resale pursuant to an offering by First Horizon of such capital stock underwritten by such broker-dealer subsidiary, or
–the acquisition by First Horizon or any of First Horizon’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Horizon or any of First Horizon’s subsidiaries), including as trustees or custodians;
•no shares of dividend parity stock shall be repurchased, redeemed or otherwise acquired for consideration by First Horizon, directly or indirectly; this restriction on repurchases, redemptions or other acquisitions will not apply to or otherwise restrict a repurchase, redemption or acquisition

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–pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series E Preferred Stock and such dividend parity stock,
–as a result of a reclassification of dividend parity stock for or into other dividend parity stock,
–the exchange or conversion of dividend parity stock for or into other dividend parity stock,
–through the use of the proceeds of a sale of other shares of dividend parity stock within the preceding 180 days,
–purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy dividend parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan),
–the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged,
–purchases or other acquisitions by any of First Horizon’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in dividend parity stock in the ordinary course of business,
–purchases by any of First Horizon’s broker-dealer subsidiaries of First Horizon’s capital stock for resale pursuant to an offering by First Horizon of such capital stock underwritten by such broker-dealer subsidiary, or
–the acquisition by First Horizon or any of First Horizon’s subsidiaries of record ownership in dividend parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Horizon or any of First Horizon’s subsidiaries), including as trustees or custodians; and
•no money shall be paid to or made available for a sinking fund for the redemption of any junior stock or dividend parity stock by First Horizon.
When dividends are not paid in full upon the shares of the Series E Preferred Stock and any dividend parity stock, all dividends paid or declared for payment on that dividend payment date with respect to the Series E Preferred Stock and the dividend parity stock will be shared (i) first ratably by the holders of any dividend parity stock who have the right to receive dividends with respect to past dividend periods for which such dividends were not declared and paid, in proportion to the respective amounts of the undeclared and unpaid dividends relating to past dividend periods, and (ii) thereafter ratably by the holders of the Series E Preferred Stock and any dividend parity stock, in proportion to the respective amounts of the declared and unpaid dividends relating to the current dividend period. To the extent a dividend period with respect to any dividend parity stock coincides with more than one dividend period with respect to the Series E Preferred Stock, for purposes of the immediately preceding sentence, First Horizon’s board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series E Preferred Stock or in any manner that it deems to be fair and equitable. For the purposes of this paragraph, the term “dividend period” as used with respect to any dividend parity stock means such dividend periods as are provided for in the terms of such dividend parity stock.
Subject to the foregoing, such dividends (payable in cash, securities or otherwise) as may be determined by First Horizon’s board of directors may be declared and paid on any class or series of junior stock or any dividend parity stock from time to time out of assets legally available for such payment, and the Series E Preferred Stock will not be entitled to participate in any such dividend. Holders of the Series E

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Preferred Stock will not be entitled to receive any dividends not declared by First Horizon’s board of directors and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.
Maturity and Redemption—Series E Depositary Shares
If First Horizon redeems shares of the Series E Preferred Stock represented by the Series E Depositary Shares, the depositary shares will be redeemed from the proceeds received by the Series E Depositary resulting from the redemption of the shares of the Series E Preferred Stock held by the Series E Depositary. The redemption price per Series E Depositary Share will be equal to 1/4,000th of the redemption price per share payable with respect to the Series E Preferred Stock or $25 per Series E Depositary Share (plus dividends if applicable). Whenever First Horizon redeems shares of the Series E Preferred Stock held by the Series E Depositary, the Depositary will redeem, as of the same redemption date, the number of Series E Depositary Shares representing the shares of the Series E Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding Series E Depositary Shares, the Series E Depositary Shares to be redeemed will be selected by the Series E Depositary by lot or pro rata or in any other manner determined by the Series E Depositary to be equitable.
Maturity and Redemption—Series E Preferred Stock
The Series E Preferred Stock is perpetual and has no maturity date. The Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of Series E Preferred Stock nor holders of Series E Depositary Shares have the right to require the redemption or repurchase of the Series E Preferred Stock.
First Horizon may, at First Horizon’s option, redeem the Series E Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after October 10, 2025, or (ii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Event (as defined below), at a redemption price equal to $100,000 per share (equivalent to $25 per Series E Depositary Share), plus any declared and unpaid dividends.
A “Regulatory Capital Event” means the good faith determination by First Horizon that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series E Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series E Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series E Preferred Stock, there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation preference amount of $100,000 per share of Series E Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable.
“Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to First Horizon as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
Liquidation Rights
In the event that First Horizon voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of the Series E Preferred Stock will be entitled to receive an amount per share (the “total

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liquidation amount”) equal to the liquidation preference of $100,000 per share (equivalent to $25 per Series E Depositary Share), plus any declared and unpaid dividends (but not including any undeclared dividends). Holders of the Series E Preferred Stock will be entitled to receive the total liquidation amount out of First Horizon’s assets that are available for distribution to shareholders, after payment or provision for payment of First Horizon’s debts and other liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series E Preferred Stock with respect to distributions but before any distribution of assets is made to holders of First Horizon’s Common Stock or any other shares ranking, as to that distribution, junior to the Series E Preferred Stock.
The Series E Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
If First Horizon’s assets are not sufficient to pay the total liquidation amount in full to all holders of Series E Preferred Stock and all holders of any shares of First Horizon’s stock ranking as to any such distribution on a parity with the Series E Preferred Stock, the amounts paid to the holders of the Series E Preferred Stock and to such other shares will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the liquidation preference has been paid in full to all holders of Series E Preferred Stock and the liquidation preference of any other shares ranking on parity with the Series E Preferred Stock has been paid in full, the holders of First Horizon’s Common Stock or any other shares ranking, as to such distribution, junior to the Series E Preferred Stock will be entitled to receive all of First Horizon’s remaining assets according to their respective rights and preferences, and the Series E Preferred Stock will not be entitled to participate in any such distribution.
For purposes of the liquidation rights, neither the sale, lease, exchange or transfer of all or substantially all of First Horizon’s property and assets, nor the consolidation, merger or other business combination by First Horizon with or into any other entity or by another entity with or into First Horizon, including a merger, consolidation or other business combination in which the holders of Series E Preferred Stock receive cash, securities or property for their shares, will constitute a liquidation, dissolution or winding-up of First Horizon’s affairs.
No Preemptive or Conversion Rights
Holders of the Series E Preferred Stock do not have preemptive rights. The Series E Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of capital stock or other securities of First Horizon, nor convertible into or exchangeable for any other of First Horizon’s property, interests or securities.
Listing
Series E Depositary Shares are listed on the New York Stock Exchange LLC under the trading symbol FHN PR E. The Series E Preferred Stock is not listed on any exchange, and is not registered under the Securities Exchange Act of 1934.

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Description of Series F Depositary Shares and Series F Preferred Stock
Relationship of Depositary Shares to Preferred Stock
All 1,500 designated shares of Series F Preferred Stock have been issued and are held by the Series F Depositary under the Series F Deposit Agreement. The Series F Depositary has issued 6,000,000 Series F Depositary Shares, which are evidenced by depositary receipts. Each Series F Depositary Share represents a 1/4,000th ownership interest in one share of Series F Preferred Stock held by the Series F Depositary. The holders of the Series F Depositary Shares, pro-rata through the Series F Depositary, may exercise, receive, and enjoy all the rights of the underlying Series F Preferred Stock.
The number of designated shares of Series F Preferred Stock may be increased by action of First Horizon’s Board without the consent of the current holder of Series F Preferred Stock or the holders of the Series F Depositary Shares.
Ranking of Series F Preferred Stock
With respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up, the Series F Preferred Stock ranks:
•senior to First Horizon’s Common Stock and all other junior stock;
•senior to or on a parity with each other series of preferred stock First Horizon may issue (except for any senior series that may be issued upon the requisite vote or consent of the holders of at least a two-thirds of the shares of the Series F Preferred Stock at the time outstanding and entitled to vote) with respect to the payment of dividends and distributions of assets upon any liquidation, dissolution or winding-up; and
•junior to all existing and future indebtedness and other non-equity claims on First Horizon.
See also “Ranking of the Five Outstanding Preferred Series with respect to Each Other” on page 50 of this Exhibit.
Voting Rights—Series F Depositary Shares
When the Series F Depositary receives notice of any meeting at which the holders of the Series F Preferred Stock are entitled to vote, the Series F Depositary will mail the information contained in the notice to the record holders of the Series F Depositary Shares. Each record holder of the Series F Depositary Shares on the record date, which will be the same date as the record date for the Series F Preferred Stock, may instruct the Series F Depositary to vote the amount of the Series F Preferred Stock represented by the holder’s Series F Depositary Shares. To the extent possible, the Series F Depositary will vote the amount of the Series F Preferred Stock represented by Series F Depositary Shares in accordance with the instructions it receives. First Horizon will agree to take all reasonable actions that the depositary determines are necessary to enable the Series F Depositary to vote as instructed. If the Series F Depositary does not receive specific instructions from the holders of any Series F Depositary Shares, it will not vote the shares of Series F Preferred Stock relating to those Series F Depositary Shares.
Voting Rights—Series F Preferred Stock
Except as described below or otherwise required by law, the holders of Series F Preferred Stock do not have voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of First Horizon’s capital stock, and are not be entitled to participate in meetings of holders of First Horizon’s Common Stock or to call a meeting of the holders of any one or more classes or series of First Horizon’s capital stock for any purpose.

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Right to Elect Two Directors upon Non-payment of Dividends
If and when the dividends on the Series F Preferred Stock and any dividend parity stock that has voting rights equivalent to those described in this paragraph (“voting parity stock”) have not been declared and paid (i) in the case of the Series F Preferred Stock and voting parity stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of voting parity stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive), the number of directors then constituting First Horizon’s board of directors will be increased by two. Holders of Series F Preferred Stock, together with the holders of all other affected classes and series of voting parity stock, voting as a single class, will be entitled to elect the two additional members of First Horizon’s board of directors (the “preferred stock directors”) at any annual or special meeting of shareholders or any special meeting of the holders of Series F Preferred Stock and any voting parity stock for which dividends have not been paid, called as provided below, but only if the election of any preferred stock directors would not cause First Horizon to violate the corporate governance requirement of the New York Stock Exchange (or any other exchange or trading facility on which First Horizon’s securities may be listed or traded). In addition, First Horizon’s board of directors shall at no time have more than two preferred stock directors.
At any time after this voting power has vested as described above, First Horizon’s Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of the Series F Preferred Stock and voting parity stock (addressed to the Secretary at First Horizon’s principal office) must, call a special meeting of the holders of Series F Preferred Stock and voting parity stock for the election of the preferred stock directors. No special meeting may be called within 90 days of the date fixed for the next annual or special meeting of shareholders. Notice for a special meeting will be given in a similar manner to that provided in First Horizon’s by-laws for a special meeting of the shareholders, which First Horizon will provide upon request, or as required by law. If First Horizon’s Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any holder of shares of Series F Preferred Stock may (at First Horizon’s expense) call such meeting, upon notice as provided in this section, and for that purpose will have access to First Horizon’s stock books. The preferred stock directors elected at any such special meeting will hold office until the next annual meeting of First Horizon’s shareholders unless they have been previously terminated. In case any vacancy occurs among the preferred stock directors, a successor will be elected by First Horizon’s board of directors to serve until the next annual meeting of the shareholders upon the nomination of the then remaining preferred stock director or, if none remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series F Preferred Stock and voting parity stock, voting as a single class. Any preferred stock director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series F Preferred Stock and all voting parity stock, voting as a single class. The preferred stock directors will each be entitled to one vote per director on any matter.
Whenever full dividends have been paid on the Series F Preferred Stock and any noncumulative voting parity stock for at least one year after a non-payment event and all dividends on any cumulative voting parity stock have been paid in full, then the right of the holders of the Series F Preferred Stock to elect the preferred stock directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future dividend periods), the terms of office of all preferred stock directors will immediately terminate and the number of directors constituting First Horizon’s board of directors will be reduced accordingly.

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Other Voting Rights of Series F Preferred Stock
So long as any shares of the Series F Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or First Horizon’s Charter, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series F Preferred Stock at the time outstanding and entitled to vote, voting separately as a class, will be required to:
•authorize or increase the authorized amount of, or issue shares of, any class or series of First Horizon’s capital stock ranking senior to the Series F Preferred Stock with respect to payment of dividends or as to distributions upon First Horizon’s liquidation, dissolution or winding-up, or issue any obligation or security convertible into or evidencing the right to purchase, any such class or series of First Horizon’s capital stock;
•amend the provisions of First Horizon’s Charter or restated bylaws so as to materially and adversely affect the special powers, preferences, privileges or rights of the Series F Preferred Stock, taken as a whole; or
•consummate a binding share-exchange or reclassification involving the Series F Preferred Stock, or a merger or consolidation of First Horizon with or into another entity, unless the shares of the Series F Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such surviving entity and such new preference securities have terms that are not materially less favorable than those of the Series F Preferred Stock.
When determining the application of the voting rights described above, the authorization, creation and issuance, or an increase in the authorized or issued amount of, junior stock or any series of preferred stock, or any securities convertible into or exchangeable or exercisable for junior stock or any series of preferred stock, that by its terms expressly provides that it ranks on an equal basis with the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon First Horizon’s liquidation, dissolution or winding-up, will not be deemed to materially and adversely affect the powers, preferences, privileges or rights of the Series F Preferred Stock, and will not require the affirmative vote or consent of, the holders of any outstanding shares of Series F Preferred Stock.
Each holder of the Series F Preferred Stock will have one vote per share on any matter on which holders of the Series F Preferred Stock are entitled to vote, including any action by written consent. Whether the vote or consent of a majority or other portion of the Series F Preferred Stock and any voting parity stock has been cast or given on any matter will be determined by reference to the respective liquidation preference amounts of the Series F Preferred Stock and voting parity stock voted or covered by the consent.
The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of the Series F Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by First Horizon for the benefit of the holders of the Series F Preferred Stock to effect the redemption.
Under current provisions of the Tennessee Business Corporation Act, holders of the Series F Preferred Stock are entitled to vote separately as a class on certain amendments to First Horizon’s Charter that would impact the Series F Preferred Stock.
Dividend Rights—Series F Depositary Shares
The Series F Depositary will distribute any cash dividends or other cash distributions received in respect of the deposited shares of the Series F Preferred Stock to the record holders of Series F Depositary Shares

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relating to the underlying shares of the Series F Preferred Stock in proportion to the number of Series F Depositary Shares held by the holders. The Series F Depositary will distribute any property received by it other than cash to the record holders of Series F Depositary Shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the Series F Depositary may, with First Horizon’s approval, sell the property and distribute the net proceeds from the sale to the holders of the Series F Depositary Shares in proportion to the number of Series F Depositary Shares they hold.
Record dates for the payment of dividends and other matters relating to the Series F Depositary Shares will be the same as the corresponding record dates for the Series F Preferred Stock.
The amounts distributed to holders of Series F Depositary Shares will be reduced by any amounts required to be withheld by the Series F Depositary or by First Horizon on account of taxes or other governmental charges.
Dividend Rights—Series F Preferred Stock
The holder of Series F Preferred Stock, in preference to the holders of First Horizon’s Common Stock and of any other shares of First Horizon’s stock ranking junior to the Series F Preferred Stock as to payment of dividends, will be entitled to receive, only when, as and if declared by First Horizon’s board of directors, out of assets legally available for payment, non-cumulative cash dividends. These dividends will be payable at a rate of 4.70% per annum, applied to the $100,000 liquidation preference per share of Series F Preferred Stock (equivalent to $25 per Series F Depositary Share) and will be paid in arrears on each dividend payment date. A “dividend payment date” means each January 10, April 10, July 10 and October 10, commencing July 10, 2021, except if any such date is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series F Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without interest or any other adjustment in the amount of the dividend per share of the Series F Preferred Stock). A “business day” means each weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close. A “dividend period” means each period from and including a dividend payment date (except that the initial dividend period shall commence on and include the original issue date of the Series F Preferred Stock) and continuing to but not including the next succeeding dividend payment date. As that term is used herein, each dividend payment date “relates” to the dividend period most recently ending before such dividend payment date. Dividends will be paid to holders of record of the Series F Preferred Stock as they appear on First Horizon’s books on the applicable record date, which shall be the 15th calendar day before such dividend payment date, or such other record date fixed for that purpose by First Horizon’s board of directors that is not more than 60 nor less than 10 calendar days prior to such dividend payment date.
The amount of dividends payable per share of the Series F Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation will be rounded to the nearest cent, with one-half cent being rounded upward.
Dividends on shares of the Series F Preferred Stock will not be cumulative and will not be mandatory. If First Horizon’s board of directors does not declare a dividend on the Series F Preferred Stock in respect of a dividend period, then no dividend will be deemed to have accrued for such dividend period, be payable on the related dividend payment date, or accumulate, and First Horizon will have no obligation to pay any dividend for such dividend period, whether or not First Horizon’s board of directors declares a dividend on the Series F Preferred Stock or any other series of First Horizon’s Preferred Stock or on First Horizon’s Common Stock for any future dividend period. References to the “accrual” (or similar terms) of dividends herein refer only to the determination of the amount of such dividend and do not imply that any right to a dividend arises prior to the date on which a dividend is declared.

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Priority Regarding Dividends
So long as any share of the Series F Preferred Stock remains outstanding, unless (i) the full dividends for the most recently completed dividend period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of the Series F Preferred Stock and (ii) First Horizon is not in default on First Horizon’s obligation to redeem any shares of the Series F Preferred Stock that have been called for redemption:
•no dividend shall be declared, paid or set aside for payment, and no distribution shall be declared, made or set aside for payment, on any junior stock, other than (i) a dividend payable solely in junior stock or (ii) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan;
•no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by First Horizon, directly or indirectly, other than:
–as a result of a reclassification of junior stock for or into other junior stock,
–the exchange or conversion of junior stock for or into other junior stock,
–through the use of the proceeds of a sale of other shares of junior stock within the preceding 180 days,
–purchases, redemptions or other acquisitions of shares of junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants,
–purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan),
–the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged,
–purchases or other acquisitions by any of First Horizon’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business,
–purchases by any of First Horizon’s broker-dealer subsidiaries of First Horizon’s capital stock for resale pursuant to an offering by First Horizon of such capital stock underwritten by such broker-dealer subsidiary, or
–the acquisition by First Horizon or any of First Horizon’s subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Horizon or any of First Horizon’s subsidiaries), including as trustees or custodians;
•no shares of dividend parity stock shall be repurchased, redeemed or otherwise acquired for consideration by First Horizon, directly or indirectly, other than:
–pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such dividend parity stock,
–as a result of a reclassification of dividend parity stock for or into other dividend parity stock,
–the exchange or conversion of dividend parity stock for or into other dividend parity stock,

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–through the use of the proceeds of a sale of other shares of dividend parity stock within the preceding 180 days,
–purchases of shares of dividend parity stock pursuant to a contractually binding requirement to buy dividend parity stock existing prior to the most recently completed dividend period, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan),
–the purchase of fractional interests in shares of dividend parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged,
–purchases or other acquisitions by any of First Horizon’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in dividend parity stock in the ordinary course of business,
–purchases by any of First Horizon’s broker-dealer subsidiaries of First Horizon’s capital stock for resale pursuant to an offering by First Horizon of such capital stock underwritten by such broker-dealer subsidiary, or
–the acquisition by First Horizon or any of First Horizon’s subsidiaries of record ownership in dividend parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by First Horizon or any of First Horizon’s subsidiaries), including as trustees or custodians; and
•no money shall be paid to or made available for a sinking fund for the redemption of any junior stock or dividend parity stock by First Horizon.
When dividends are not paid in full upon the shares of the Series F Preferred Stock and any dividend parity stock, all dividends paid or declared for payment on that dividend payment date with respect to the Series F Preferred Stock and the dividend parity stock will be shared (i) first ratably by the holders of any dividend parity stock who have the right to receive dividends with respect to past dividend periods for which such dividends were not declared and paid, in proportion to the respective amounts of the undeclared and unpaid dividends relating to past dividend periods, and (ii) thereafter ratably by the holders of the Series F Preferred Stock and any dividend parity stock, in proportion to the respective amounts of the declared and unpaid dividends relating to the current dividend period. To the extent a dividend period with respect to any dividend parity stock coincides with more than one dividend period with respect to the Series F Preferred Stock, for purposes of the immediately preceding sentence, First Horizon’s board of directors will treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one dividend period with respect to the Series F Preferred Stock or in any manner that it deems to be fair and equitable. For the purposes of this paragraph, the term “dividend period” as used with respect to any dividend parity stock means such dividend periods as are provided for in the terms of such dividend parity stock.
Subject to the foregoing, such dividends (payable in cash, securities or otherwise) as may be determined by First Horizon’s board of directors may be declared and paid on any class or series of junior stock or any dividend parity stock from time to time out of assets legally available for such payment, and the Series F Preferred Stock will not be entitled to participate in any such dividend. Holders of the Series F Preferred Stock will not be entitled to receive any dividends not declared by First Horizon’s board of directors and no interest, or sum of money in lieu of interest, will be payable in respect of any dividend not so declared.

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Maturity and Redemption—Series F Depositary Shares
If First Horizon redeems shares of the Series F Preferred Stock represented by the Series F Depositary Shares, the depositary shares will be redeemed from the proceeds received by the Series F Depositary resulting from the redemption of the shares of the Series F Preferred Stock held by the Series F Depositary. The redemption price per Series F Depositary Share will be equal to 1/4,000th of the redemption price per share payable with respect to the Series F Preferred Stock or $25 per Series F Depositary Share (plus dividends if applicable). Whenever First Horizon redeems shares of the Series F Preferred Stock held by the Series F Depositary, the Depositary will redeem, as of the same redemption date, the number of Series F Depositary Shares representing the shares of the Series F Preferred Stock so redeemed.
In case of any redemption of less than all of the outstanding Series F Depositary Shares, the Series F Depositary Shares to be redeemed will be selected by the Series F Depositary by lot or pro rata or in any other manner determined by the Series F Depositary to be equitable.
Maturity and Redemption—Series F Preferred Stock
The Series F Preferred Stock is perpetual and has no maturity date. The Series F Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. Neither the holders of Series F Preferred Stock nor holders of Series F Depositary Shares have the right to require the redemption or repurchase of the Series F Preferred Stock.
First Horizon may, at First Horizon’s option, redeem the Series F Preferred Stock (i) in whole or in part, from time to time, on any dividend payment date on or after July 10, 2026, or (ii) in whole, but not in part, at any time within 90 days following a Regulatory Capital Event (as defined below), at a redemption price equal to $100,000 per share (equivalent to $25 per Series F Depositary Share), plus any declared and unpaid dividends.
A “Regulatory Capital Event” means the good faith determination by First Horizon that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series F Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series F Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series F Preferred Stock, there is more than an insubstantial risk that First Horizon will not be entitled to treat the full liquidation preference amount of $100,000 per share of Series F Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Federal Reserve (or, as and if applicable, the capital adequacy guidelines or regulations of any successor appropriate federal banking agency) as then in effect and applicable.
“Appropriate federal banking agency” means the “appropriate federal banking agency” with respect to First Horizon as that term is defined in Section 3(q) of the Federal Deposit Insurance Act or any successor provision.
Liquidation Rights
In the event that First Horizon voluntarily or involuntarily liquidates, dissolves or winds up its affairs, holders of the Series F Preferred Stock will be entitled to receive an amount per share (the “total liquidation amount”) equal to the liquidation preference of $100,000 per share (equivalent to $25 per Series F Depositary Share), plus any declared and unpaid dividends (but not including any undeclared dividends). Holders of the Series F Preferred Stock will be entitled to receive the total liquidation amount

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out of First Horizon’s assets that are available for distribution to shareholders, after payment or provision for payment of First Horizon’s debts and other liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series F Preferred Stock with respect to distributions but before any distribution of assets is made to holders of First Horizon’s Common Stock or any other shares ranking, as to that distribution, junior to the Series F Preferred Stock.
The Series F Preferred Stock may be fully subordinate to interests held by the U.S. government in the event of a receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.
If First Horizon’s assets are not sufficient to pay the total liquidation amount in full to all holders of Series F Preferred Stock and all holders of any shares of First Horizon’s stock ranking as to any such distribution on a parity with the Series F Preferred Stock, the amounts paid to the holders of the Series F Preferred Stock and to such other shares will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the liquidation preference has been paid in full to all holders of Series F Preferred Stock and the liquidation preference of any other shares ranking on parity with the Series F Preferred Stock has been paid in full, the holders of First Horizon’s Common Stock or any other shares ranking, as to such distribution, junior to the Series F Preferred Stock will be entitled to receive all of First Horizon’s remaining assets according to their respective rights and preferences, and the Series F Preferred Stock will not be entitled to participate in any such distribution.
For purposes of the liquidation rights, neither the sale, lease, exchange or transfer of all or substantially all of First Horizon’s property and assets, nor the consolidation, merger or other business combination by First Horizon with or into any other entity or by another entity with or into First Horizon, including a merger, consolidation or other business combination in which the holders of Series F Preferred Stock receive cash, securities or property for their shares, will constitute a liquidation, dissolution or winding-up of First Horizon’s affairs.
No Preemptive or Conversion Rights
Holders of the Series F Preferred Stock do not have preemptive rights. The Series F Preferred Stock is not convertible into, or exchangeable for, shares of any other class or series of capital stock or other securities of First Horizon, nor convertible into or exchangeable for any other of First Horizon’s property, interests or securities.
Listing
Series F Depositary Shares are listed on the New York Stock Exchange LLC under the trading symbol FHN PR F. The Series F Preferred Stock is not listed on any exchange, and is not registered under the Securities Exchange Act of 1934.

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Ranking of the Outstanding Preferred Series with respect to Each Other
First Horizon’s Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock are dividend parity stocks and liquidation parity stocks with respect to each other, meaning that each Series ranks equally with each other Series as to distributions of dividends or upon the liquidation, dissolution or winding-up of First Horizon, as described above.
The Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, and Series F Preferred Stock are voting parity stocks with respect to each other in connection with certain limited voting rights provided to those Series in the event certain dividend payments are missed, as described above.

Other Depositary Share Matters
Withdrawal of Series B, C, or D Preferred Stock
Upon surrender of Series B, C, or D Depositary Shares at the principal office of the applicable Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the applicable deposit agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of shares of the applicable Series of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Only whole shares of Preferred Stock may be withdrawn. If the Depositary Shares surrendered by the holder in connection with withdrawal exceed the number of Depositary Shares that represent the number of whole shares of rollover First Horizon preferred stock to be withdrawn, the Depositary will deliver to that holder at the same time a new depositary receipt evidencing the excess number of Depositary Shares.
Holders of shares of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the applicable deposit agreement or to receive Depositary Shares therefor.
Resignation and Removal of a Depositary
In accordance with the applicable Deposit Agreement, a Depositary may resign at any time with notice to First Horizon. Similarly, First Horizon may remove or replace a Depositary at any time.

Charter and Bylaw Provisions which Might Operate to Deter a Change in Control Event
First Horizon’s Charter contains certain provisions which might discourage or delay attempts to gain control of First Horizon. Those Charter provisions include:
1.providing that only the Board of directors may fill any newly created directorships resulting from an increase in the number of directors (by means of amending the Bylaws);
2.providing that only the Board of directors may fill vacancies on the Board, including those caused by an increase in the size of the board, except for vacancies on the board resulting from a director’s removal (which shareholders may choose to fill);
3.providing that shareholders may remove a director only for cause by the affirmative vote of at least a majority of the voting power of all outstanding voting stock;
4.requiring the affirmative vote by holders of at least 80% of the voting power of all outstanding voting stock in order for First Horizon’s shareholders (a) to make, amend, or repeal any Bylaw

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provision, and (b) to adopt any Charter provision which is inconsistent with any Bylaw provision; and
5.requiring the affirmative vote by holders of at least 80% of the voting power of all outstanding voting stock to alter any of the above provisions.
First Horizon’s Bylaws contain certain provisions which might have a similar effect. Those Bylaw provisions include:
1.authorizing only the board of directors or First Horizon’s Chairman of the Board to call a special meeting of shareholders;
2.requiring timely notice before a shareholder may nominate a director or propose other business to be presented at a shareholders’ meeting;
3.requiring timely notice and adherence to certain procedures and restrictions before a shareholder’s nomination of a director may be included in First Horizon’s proxy solicitation materials; and
4.requiring the affirmative vote by holders of at least 80% of the voting power of all outstanding voting stock in order for First Horizon’s shareholders to make, amend, or repeal any Bylaw provision.
In addition, in certain instances, the ability of First Horizon’s Board to issue authorized but unissued shares of Common Stock or Preferred Stock may have an anti-takeover effect.
This summary does not include the effects of laws and regulations which might, and in some cases would, significantly restrict the ability of anyone to gain control of First Horizon. The most significant of those are embodied in federal laws regulating control of banks and bank holding companies, and related regulations of the Board of Governors of the Federal Reserve.

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